Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

among

LARAMIE ENERGY II, LLC

AND

DELTA PETROLEUM CORPORATION

AND

PICEANCE ENERGY, LLC

Dated as of June 4, 2012

ARTICLE 1 CONTRIBUTION		2
1.1	Contribution of Assets	2
1.2	Effective Time	6
1.3	Excluded Assets	6
1.4	Assumption of Certain Laramie Contracts	8
1.5	Assumption of Certain Delta Contracts	8

ARTICLE 2 CONTRIBUTION VALUE		9
2.1	LLC membership Units; Cash Payment	9
2.2	Adjustments to Cash Payment	9
2.3	Allocation of Cash Payment	10
2.4	Allocations for Federal Income Tax Purposes	10

ARTICLE 3 INSPECTION		10
3.1	Due Diligence	10
3.2	Access to Records	10
3.3	On-Site Inspection	10
3.4	Indemnification	11
3.5	Insurance	11

ARTICLE 4 TITLE MATTERS		11
4.1	Title	11
4.2	Title Adjustment Procedures	14
4.3	Title Dispute Resolution	18
4.4	Consents	18

ARTICLE 5 ENVIRONMENTAL MATTERS		19
5.1	Definitions	19
5.2	Environmental Representation and Warranty	20
5.3	Environmental Defect Notice	21
5.4	Right to Remediate	21
5.5	Defect Adjustments	21
5.6	Contested Environmental Defects	22
5.7	Exclusive Remedies	22
5.8	Environmental Liabilities and Obligations; Delta Assets	22
5.9	Environmental Liabilities and Obligations; Laramie Assets	24

ARTICLE 6 BANKRUPTCY MATTERS		25
6.1	Definitions	25
6.2	Bankruptcy Matters	28

ARTICLE 7 LARAMIE’S REPRESENTATIONS AND WARRANTIES		29
7.1	Organization and Standing	29
7.2	Power	29
7.3	Authorization and Enforceability	29
7.4	Liability for Brokers’ Fees	29

i

7.5	Litigation	30
7.6	Compliance with Law	30
7.7	Status and Operation of Assets	30
7.8	Taxes	30
7.9	Imbalance	30
7.10	Leases	30
7.11	[Reserved]	30
7.12	Status and Operation of Leases and Wells	30
7.13	Hydrocarbon Sales Contracts	31
7.14	Areas of Mutual Interest	31
7.15	Production Payments	31
7.16	Surface Access	32
7.17	Insurance	32
7.18	Condemnation	32
7.19	Laramie’s Evaluation	32
7.20	No Other Representations or Warranties; Disclosed Materials	32
7.21	Well Status	32
7.22	Rentals and Royalties	33

ARTICLE 8 LARAMIE’S REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY		33
8.1	Organization and Standing	33
8.2	Power	33
8.3	Authorization and Enforceability	33
8.4	Liability for Brokers’ Fees	33
8.5	Litigation	33

ARTICLE 9 DELTA’S REPRESENTATIONS AND WARRANTIES		33
9.1	Status	33
9.2	Power	34
9.3	Authorization and Enforceability	34
9.4	Liability for Brokers’ Fees	34
9.5	Litigation	34
9.6	Compliance with Law	34
9.7	Status and Operation of Assets	35
9.8	Taxes	35
9.9	Imbalance Volumes	35
9.10	Leases	35
9.11	[Reserved]	35
9.12	Status and Operation of Leases and Wells	35
9.13	Hydrocarbon Sales Contracts	36
9.14	Areas of Mutual Interest	36
9.15	Production Payments	36
9.16	Surface Access	36
9.17	Insurance	36
9.18	Condemnation	36
9.19	Delta’s Evaluation	36

9.20	Delta Bankruptcy Matters	37
9.21	No Other Representations or Warranties; Disclosed Materials	37
9.22	Well Status	37
9.23	Rentals and Royalties	37

ARTICLE 10 COVENANTS AND AGREEMENTS		38
10.1	Covenants and Agreements of Laramie	38
10.2	Covenants and Agreements of Delta	40
10.3	Covenants and Agreements of the Company	43
10.4	Covenants and Agreements of the Parties	45

ARTICLE 11 TAX MATTERS		46
11.1	Definitions	46
11.2	Apportionment of Severance Taxes	47
11.3	Apportionment of Property Taxes	48
11.4	Transfer Taxes	48
11.5	Post-Closing Tax Matters	48

ARTICLE 12 CONDITIONS PRECEDENT TO CLOSING		49
12.1	Laramie’s and Delta’s Conditions	49

ARTICLE 13 RIGHT OF TERMINATION		51
13.1	Termination	51
13.2	Liabilities Upon Termination	52

ARTICLE 14 CLOSING		52
14.1	Date of Closing	52
14.2	Place of Closing	52
14.3	Closing Obligations	53

ARTICLE 15 POST-CLOSING OBLIGATIONS		53
15.1	Final Settlement	53
15.2	Records	56
15.3	Suspense Accounts and Division of Interest	57
15.4	Carry Agreement Wells	57

ARTICLE 16 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		57
16.1	Company’s Assumption of Liabilities and Obligations	57
16.2	Indemnification	58
16.3	Procedure	60
16.4	No Insurance; Subrogation	61
16.5	Reductions in Losses	61
16.6	Reservation as to Non-Parties	61
16.7	Disclaimers	61
16.8	Covenant Not to Sue	64

ARTICLE 17 MISCELLANEOUS		64
17.1	Schedules	64
17.2	Expenses	64
17.3	Notices	64
17.4	Amendments	65
17.5	Assignment	65
17.6	Headings	65
17.7	Counterparts/Electronic and Fax Signatures	65
17.8	References	65
17.9	Governing Law	66
17.10	Entire Agreement	66
17.11	Knowledge; Material Adverse Effect	66
17.12	Binding Effect	66
17.13	Survival of Warranties, Representations and Covenants	67
17.14	Consents of Third Parties	67
17.15	No Third-Party Beneficiaries	67
17.16	Publicity	67
17.17	Jurisdiction, Arbitration	67

Defined Terms

AAA	17.17(c)
Acquisition Proposal	6.1(a)
Affected Asset	4.4(a)
Aggregate Environmental Deductible	5.5(b)
Aggregate Title Deductible	4.2(j)
Agreement	Intro Paragraph - Preamble
Assignment and Bill of Sale	4.1(a)
Assumed Delta Contracts	1.5
Assumed Laramie Contracts	1.4
Assumed Liabilities	16.1
Bankruptcy and Equity Exception	9.3
Bankruptcy Code	Recital B, 6.1(b)
Bankruptcy Court	Recital B, 6.1(c)
Break-up Fee	6.1(d)
Break-up Fee Order	6.1(d), 10.2(j)
Capital Expenditures	7.7
Carry Agreement	1.1(d)(10)
Casualty Loss	10.4(b)
Chapter 11 Cases	Recital B, 6.1(e)
Claim	16.3(b)
Claim Notice	16.3(a)
Closing	14.1
Closing Adjustments	2.2
Closing Amount	2.3
Closing Date	14.1
Code	2.5
Company	Preamble
Company Indemnified Parties	16.2(a)
Company’s Delta Environmental Liabilities	5.8(a)
Company’s Laramie Environmental Liabilities	5.9(a)
Condition	5.1(a)
Confidentiality Agreement	10.1(i)
COPAS	2.3(a)
Defect Notice Date	3.1
Defensible Title	4.1(c)
Delta	Preamble
Delta Assets	1.1(d)
Delta Contracts	1.1(d)(8), 2.6
Delta Contribution	1.1(b)
Delta Equipment	1.1(d)(5)
Delta Excluded Assets	1.3(b)
Delta Interest	1.1(b)
Delta Lands	1.1(d)(1)

v

Delta Leases	1.1(d)(1)
Delta Records	1.1(d)(9)
Delta Wells	1.1(d)(3)
Delta’s Representatives	5.8
DIP Loan Agreement	6.1(g)
Disputes	17.17(b)
Due Diligence Review	3.1
Economic Interest Agreement	10.3(f)
Effective Time	1.2
Environmental Assessment	3.3
Environmental Defect	5.1(b)
Environmental Defect Adjustment	5.5(a)(1)
Environmental Defect Notice	5.3
Environmental Defect Property	5.3
Environmental Defect Value	5.3
Environmental Law or Environmental Laws	5.1(c)
Environmental Laws	5.1(c)
Escrow Account	10.4(d)
Escrow Agent	10.4(d)
Escrow Agreement	10.4(d)
Excluded Liabilities	16.1
Final Order	6.1(f)
Forward Carry Wells	10.3(f)
GAAP	2.3(a)
Governmental Entity	5.1(d)
Hazardous Materials	5.1(e)
Hydrocarbons	1.1(c)(2)
Income Taxes	11.1(a)
Indemnified Party	16.3(a)
Indemnifying Party	16.3(a)
Individual Environmental Deductible	5.5(b)
Individual Title Deductible	4.2(j)
Knowledge	17.11(a)
Laramie	Preamble
Laramie Assets	1.1(c)
Laramie Contracts	1.1(c)(8), 2.6
Laramie Contribution	1.1(a)
Laramie Equipment	1.1(c)(5)
Laramie Excluded Assets	1.3(a)
Laramie Interest	1.1(a)
Laramie Lands	1.1(c)(1)
Laramie Leases	1.1(c)(1)
Laramie Records	1.1(c)(9)
Laramie Wells	1.1(c)(3)
Laramie/Delta Indemnified Parties	16.2(c)

Losses	16.2
Management Agreement	Recital D
Material Adverse Effect	17.11(b)
Net Casualty Loss	10.4(b)
Net Revenue Interest	4.1(c)(1)
Notice of Defective Interest	4.2(c)
Obligations	16.1
Other Agreements	Recital D
Parties	Preamble
Party	Preamble
Permitted Encumbrances	4.1(d)
Piceance LLC Agreement	Recital D
Post-Closing Cure Period	4.2(g)
Plan	6.1(g)
Plan Confirmation Order	6.1(h)
Pre-Effective Time Environmental Claims	5.8(b)
Preliminary Settlement Statement	2.3
Production Taxes	11.1(c)
Property Expenses	2.3(b)
Property Taxes	11.1(b)
Remediation or Remediate	5.1(f)
Required Consent	4.4(a)
Revolving Credit Agreement	10.3(e)
Severance Taxes	11.1(d)
Straddle Period	11.1(g)
Survival Period	17.13
Tax Return	11.1(e)
Taxes	11.1(f)
Title Benefit	4.2(b)
Title Benefit Amount	4.2(i)
Title Benefit Notice	4.2(d)
Title Benefit Property	4.2(d)
Title Defect	4.2(a)
Title Defect Adjustment	4.2(g)
Title Defect Amount	4.2(h)
Title Defect Property	4.2(c)
Title Disputed Matters	4.3
Transaction	Recital C
Transfer Taxes	11.1(h)
Valuation	5.8
Working Interest	4.1(c)(2)

List of Exhibits

Exhibit A	Piceance LLC Agreement
Exhibit B	Management Agreement
Exhibit C-1	Laramie Leases
Exhibit C-2	Laramie Wells
Exhibit C-3	Laramie Vehicles
Exhibit C-4	Laramie Fee Lands
Exhibit C-5	Laramie Surface Rights
Exhibit C-6	Laramie Contracts
Exhibit D-1	Delta Leases
Exhibit D-2	Delta Wells
Exhibit D-3	Delta Vehicles
Exhibit D-4	Delta Fee Lands
Exhibit D-5	Delta Surface Rights
Exhibit D-6	Delta Contracts
Exhibit E-1	Assignment and Bill of Sale (Laramie)
Exhibit E-2	Assignment and Bill of Sale (Delta)
Exhibit F	Special Warranty Deed
Exhibit G	Quitclaim Deed
Exhibit H	Affidavit of Non-Foreign Status

List of Schedules

Schedule 2.3(a)	Laramie Allocated Value
Schedule 2.3(b)	Delta Allocated Value
Schedule 4.4(a)(1)	Laramie Required Consents
Schedule 4.4(a)(2)	Delta Required Consents
Schedule 4.4(b)(1)	Laramie Preferential Rights
Schedule 4.4(b)(2)	Delta Preferential Rights
Schedule 5.1(b)(1)	Laramie Environmental Defects
Schedule 5.1(b)(2)	Delta Environmental Defects
Schedule 7.9	Laramie Imbalances
Schedule 7.12	Laramie Rentals; Royalties
Schedule 7.7	Laramie Capital Expenditures
Schedule 9.7	Delta Capital Expenditures
Schedule 9.9	Delta Imbalances
Schedule 9.12	Delta Rentals; Royalties
Schedule 17.11(a)	Delta Representatives
Schedule 17.11(b)	Laramie Representatives

CONTRIBUTION AGREEMENT

This Contribution Agreement (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated as of June 4, 2012, is entered into by and among Piceance Energy, LLC, a Delaware limited liability company, whose address is 1512 Larimer Street, Suite 1000, Denver, CO 80202 (the “Company”), Laramie Energy II, LLC, a Delaware limited liability company, whose address is 1512 Larimer Street, Suite 1000, Denver, CO 80202 (“Laramie”), and Delta Petroleum Corporation, a Delaware corporation, whose address is 370 17th Street, Suite 4300, Denver, CO 80202 (“Delta”). The Company, Laramie and Delta are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Laramie and Delta each owns certain oil and gas leases and associated assets in Mesa and Garfield Counties, Colorado;

B. Delta and certain of its subsidiaries (collectively, the “Debtors”, and each separately, a “Debtor”) have filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on December 16, 2011, thereby commencing bankruptcy cases which are being jointly administered under Case No. 11-14006 (KJC), and such jointly-administered chapter 11 cases are hereinafter referred to collectively as the “Chapter 11 Cases”);

C. In connection with the Chapter 11 Cases, each of Laramie and Delta desires to form the Company, to contribute certain oil and gas and real estate assets to the Company, and to receive (i) LLC membership units in the Company, (ii) certain cash payments from the Company as set forth herein, and (iii) certain covenants, representations and warranties from the other, upon the terms and conditions set forth in this Agreement, subject to one or more orders of the Bankruptcy Court and confirmation of a plan of reorganization for the Debtors in the Chapter 11 Cases and the requirements imposed by the Bankruptcy Code. The contribution of Assets to the Company contemplated by this Agreement may be referred to as the “Transaction”;

D. In connection with the execution and delivery of this Agreement, Laramie and Delta are agreeing on the execution forms of certain agreements to be executed at the Closing of the Transaction, including (i) the Amended and Restated Limited Liability Company Agreement of the Company, between Laramie and Delta, dated as of the Closing, attached hereto as Exhibit A (the “Piceance LLC Agreement”), and (ii) the Management Services Agreement, dated as of the Closing, governing the management and operation of the Company, attached here to as Exhibit B (the “Management Agreement,” and together with the Piceance LLC Agreement, the “Other Agreements”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CONTRIBUTION

1.1 Contribution of Assets.

(a) Laramie Contribution. On the terms and subject to the conditions of this Agreement, Laramie hereby agrees to assign, transfer, convey and deliver to the Company, and the Company agrees to accept and acquire from Laramie, effective as of the Effective Time, all the right, title and interest of Laramie in, to and under the Laramie Assets in exchange for (i) a 66.66% LLC membership interest in the Company represented by 333,333 Units (the “Laramie Interest”) and (ii) the Laramie Payment (as defined in Section 2.1). The contribution and acquisition of the Laramie Assets is referred to in this Agreement as the “Laramie Contribution.”

(b) Delta Contribution. On the terms and subject to the conditions of this Agreement, Delta, subject to an approved Plan Confirmation Order of the Bankruptcy Court, hereby agrees to assign, transfer, convey and deliver to the Company, and the Company agrees to accept and acquire from Delta, effective as of the Effective Time, all the right, title and interest of Delta in, to and under the Delta Assets in exchange for (i) a 33.34% LLC membership interest in the Company represented by 166,667 Units (the “Delta Interest”) and (ii) the Delta Payment (as defined in Section 2.1). The contribution and acquisition of the Delta Assets is referred to in this Agreement as the “Delta Contribution.”

(c) Laramie Assets. All of Laramie’s right, title and interests in and to the following shall constitute collectively, the “Laramie Assets”:

(1) The oil and gas leases specifically described in Exhibit C-1 together with all other leasehold estates, mineral rights, royalty interests, overriding royalty interests, net profits interests, mineral fee interests, other fee interests, surface use rights and similar interests held by Laramie in Garfield and Mesa Counties, Colorado (the “Laramie Leases”), and the lands covered thereby or lands pooled or unitized therewith (the “Laramie Lands”);

(2) The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances under the Leases or Lands (“Hydrocarbons”) that may be produced under the Laramie Leases or from the Laramie Lands;

(3) The oil and gas wells, and the water, salt water disposal or injection wells, if any, located on the Lands, whether producing, shut-in, or temporarily abandoned, including those described in Exhibit C-2 (the “Laramie Wells”);

(4) The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in Sections 1.1(c)(1) through (c)(3) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

(5) All equipment, machinery, fixtures and other tangible personal property and improvements located on and used or held for use solely in connection with the operation, production, gathering, treating, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.1(c)(1) through (c)(4), including tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, roads and other appurtenances, improvements and facilities, and further including field-level computer, communication and telemetry equipment and vehicles (including the vehicles described on Exhibit C-3) (the “Laramie Equipment”);

(6) All pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as inventory in connection with the interests described in Sections 1.1(c)(1) through (c)(5);

(7) All fee lands described on Exhibit C-4 (the “Laramie Fee Lands”), and all surface leases, rights-of-way, easements and other surface rights agreements, together with all governmental permits, licenses, and authorizations and applications for the same used or held in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.1(c)(1) through (c)(6); including those described on in Exhibit C-5 (the “Laramie Surface Rights”);

(8) All existing and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, seismic licenses that can be transferred without a fee or penalty, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment and gathering agreements, compressor leases, equipment leases and other contracts, agreements and instruments, including the contracts described in Exhibit C-6, insofar as they directly relate to the properties and interests described in Sections 1.1(c)(1) through (c)(7) (the “Laramie Contracts”) and provided that Laramie Contracts shall not include the instruments constituting the Laramie Leases;

(9) To the extent transferable without a fee or penalty, all files, records, and data relating directly to the items described in Sections 1.1(c)(1) through (c)(8) above, including filing cabinets located in Denver or Grand Junction containing such items (the “Laramie Records”), which Laramie Records shall include, without limitation: lease records, well records, division order records, contract records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), surveys, maps and drawings; warranties and manuals; environmental and other regulatory files and records; contracts; correspondence; geological records and information; all seismic and geophysical information, including raw data and geophysical modeling seismic lines; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related documents; computer and communications software presently used for the operation of the Assets and located on the Lands (including codes, tapes, program documentation and related technical information); and accounting records relating to the Assets as maintained by Laramie in an appropriate electronic medium, consisting of ownership decks, well master files, division of interest files, working interest owner name and address files, and revenue and joint interest billing accounting information; and

All other assets of every kind and nature owned by Laramie and located in Garfield and Mesa Counties, Colorado, except for and excluding the Laramie Excluded Assets.

The Company shall accept and acquire the Laramie Assets free and clear of all liabilities, obligations and commitments of Laramie other than the Assumed Liabilities and free and clear of all Liens, Claims, Liabilities and encumbrances other than Permitted Encumbrances.

(d) Delta Assets. All of Delta’s right, title and interests in and to the following shall constitute collectively, the “Delta Assets”:

(1) The oil and gas leases specifically described in Exhibit D-1, together with all other leasehold estates, mineral rights, royalty interests, overriding royalty interests, net profits interests, mineral fee interests, other fee interests, surface use rights and similar interests held by Delta in Garfield and Mesa Counties, Colorado, (the “Delta Leases”), and the lands covered thereby or lands pooled or unitized therewith (the “Delta Lands”);

(2) The Hydrocarbons that may be produced under the Delta Leases or from the Delta Lands;

(3) The oil, gas, water, saltwater disposal or injection wells located on the Delta Lands, whether producing, shut-in, or temporarily abandoned, including those described on Exhibit D-2 (the “Delta Wells”);

(4) The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in Sections 1.1(d)(1) through (d)(3) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

(5) All equipment, machinery, fixtures and other tangible personal property and improvements located on and used or held for use solely in connection with the operation, production, gathering, treating, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.1(d)(1) through (d)(4), including tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, roads and other appurtenances, improvements and facilities, and further including field-level computer, communication and telemetry equipment and vehicles (including the vehicles described on Exhibit D-3) and further including the HP T-1100 Map Plotter Scanner located in Delta’s Denver office (the “Delta Equipment”);

(6) All pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as inventory in connection with the interests described in Sections 1.1(d)(1) through (d)(5);

(7) All fee lands described on Exhibit D-4 (the “Delta Fee Lands”), and all surface leases, rights-of-way, easements and other surface rights agreements, together with all governmental permits, licenses and authorizations and applications for the same, used or held in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.1(d)(1) through (d)(6); including those described on Exhibit D-5 (the “Delta Surface Rights”);

(8) All existing and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, seismic licenses that can be transferred without a fee or penalty, balancing agreements, farmout agreements, service agreements, two ARIES licenses and related service contracts, one Geo Graphics license and service contract, all “Production Access” software or licenses, one Petra License, one Petra Seis License, transportation, processing, treatment and gathering agreements, compressor leases, equipment leases and other contracts, agreements and instruments insofar as they directly relate to the properties and interests described in Sections 1.1(d)(1) through (d)(7), but only to the extent such contracts are specifically described in Exhibit D-6 (the “Delta Contracts”);

(9) To the extent transferable without a fee or penalty, all files, records, and data relating directly to the items described in Sections 1.1(d)(1) through (d)(8) above, including filing cabinets located in Denver or Grand Junction containing such items (the “Delta Records”), which Delta Records shall include, without limitation: lease records, well records, division order records, contract records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents) surveys, maps and drawings; warranties and manuals; environmental and other regulatory files and records; contracts; correspondence; geological records and information; all seismic and geophysical information, including raw data and geophysical modeling seismic lines; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related documents; computer and communications software presently used for the operation of the Assets and located on the Lands (including codes, tapes, program documentation and related technical information); and accounting records relating to the Assets as maintained by Delta in an appropriate electronic medium, consisting of ownership decks, well master files, division of interest files, working interest owner name and address files, and revenue and joint interest billing accounting information, but only to the extent disclosure of any of the above to the Company is not restricted by confidentiality, licensing or other agreements with third parties;

(10) For avoidance of doubt and without limitation of any of the foregoing assets, all rights of Delta in, to and under that certain Carry and Earning Agreement between EnCana Oil & Gas (USA) Inc. and Delta dated February 27, 2008 (the “Carry Agreement”), all right, title and interest of Delta in and to (i) the Delta Properties, the Existing Agreement Wells, the EnCana Wells, and the Carry Wells (as all of the foregoing terms are defined in the Carry Agreement), (ii) all other contract rights and interests of Delta under any contracts provided for in the Carry Agreement and (iii) all other oil and gas rights and interests of every kind and nature owned by Delta, or which Delta may in the future have the right to own or receive, under or pursuant to the Carry Agreement; and

All other assets of every kind and nature owned by Delta and located in Garfield and Mesa Counties, except for and excluding the Delta Excluded Assets.

The Company shall accept and acquire the Delta Assets free and clear of all Liens, Claims, Liabilities and interests to the fullest extent permitted under sections 363(f), 365 and 1129(b)(2)(A)(ii) of the Bankruptcy Code, including without limitation any claims based on a successor liability theory or that the Company or Laramie is a successor of Delta in any respect, and with approval of the Bankruptcy Court under the Plan and the Plan Confirmation Order, and otherwise free and clear of all liabilities, obligations and commitments of Delta other than the Assumed Liabilities and free and clear of all Liens, Claims, Liabilities and encumbrances other than Permitted Encumbrances (except for those to be released at Closing).

(e) “Assets”; Other Defined Terms. As used throughout this Agreement, the terms “Assets,” “Excluded Assets,” “Leases,” “Lands,” “Hydrocarbons,” “Wells,” “Equipment” and “Contracts,” (i) when used with respect to or as applicable to Laramie or the Laramie Contribution, shall refer to the Laramie Assets, Laramie Excluded Assets, Laramie Leases, Laramie Lands, Laramie Hydrocarbons, Laramie Wells, Laramie Equipment and Laramie Contracts, respectively, and (ii) when used with respect to or as applicable to Delta or the Delta Contribution, shall refer to the Delta Assets, Delta Excluded Assets, Delta Leases, Delta Lands, Delta Hydrocarbons, Delta Wells, Delta Equipment and Delta Contracts, respectively.

1.2 Effective Time. Subject to the other terms and conditions of this Agreement, the contribution of the Assets to the Company pursuant to the Transaction shall be effective as of July 31, 2012, at 11:59 p.m. Mountain Daylight Time (the “Effective Time”).

1.3 Excluded Assets.

(a) Laramie Excluded Assets. Notwithstanding the foregoing, the Laramie Assets shall not include, and there is excepted, reserved and excluded from the Transaction the following (the “Laramie Excluded Assets”):

(1) all company, financial, income, Tax, trademarks, and legal records of Laramie that relate to Laramie’s business generally (whether or not relating to the Laramie Assets) and (ii) all books, records and files that relate to the Laramie Excluded Assets;

(2) all rights to any refunds for Taxes or other costs or expenses borne by Laramie or Laramie’s predecessors in interest and title attributable to periods prior to the Effective Time;

(3) Laramie’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Laramie’s business generally;

(4) all trade credits, accounts receivable, note receivables, take or pay amounts receivable, and other receivables attributable to the Laramie Assets with respect to any period of time prior to the Effective Time;

(5) any refunds due to Laramie by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Laramie Assets with respect to any period of time prior to the Effective Time; and

(6) all (a) assets that are not located in Mesa or Garfield Counties, Colorado, (b) Denver and Grand Junction office leases, office fixtures, and personal property located in such offices not pertaining to the Laramie Records (for the avoidance of doubt, all of Laramie’s office desk or notebook computers, copiers and telephony equipment shall be Laramie Excluded Assets), and (c) all other assets not specifically described in Exhibits C-1, C-2, C-3 and C-4, C-5 and C-6;

(b) Delta Excluded Assets. Notwithstanding the foregoing, the Delta Assets shall not include, and there is excepted, reserved and excluded from the Transaction the following (“Delta Excluded Assets”):

(1) all corporate, financial, income, Tax, trademarks, and legal records of Delta that relate to Delta’s business generally (whether or not relating to the Delta Assets) and (ii) all books, records and files that relate to the Delta Excluded Assets;

(2) all rights to any refunds for Taxes or other costs or expenses borne by Delta or Delta’s predecessors in interest and title attributable to periods prior to the Effective Time;

(3) Delta’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Delta’s business generally;

(4) all trade credits, accounts receivable, note receivables, take or pay amounts receivable, and other receivables attributable to the Delta Assets with respect to any period of time prior to the Effective Time;

(5) any refunds due to Delta by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Delta Assets with respect to any period of time prior to the Effective Time;

(6) all rights and obligations of Delta under any contracts or agreements not specifically described on Exhibit D-6; and

(7) all (a) assets that are not located in Mesa or Garfield Counties, Colorado, including the Point Arguello Interests, (b) all avoidance claims or causes of action arising under chapter 5 of the Bankruptcy Code or applicable state law incorporated within, or forming the basis for a valid claim under, chapter 5 of the Bankruptcy Code, (c) any documents and agreements relating to the Chapter 11 Cases, (d) those certain compressors owned by Delta that were located in the State of Wyoming as of September 30, 2011, (e) the oil and gas lease in Mesa County, CO, between Delta and Buzzard Creek Elk Ranch and its Amendment effective August 15, 2011 (Memorandum Of Oil And Gas Lease recorded at reception # 2461811, BK 4741, PG 212; Memorandum Of Amendment Of Oil And Gas Lease recorded at reception # 2584246, BK 5197, PG 922) and all rights and obligations thereunder, (f) all frac water tanks, (g) the gathering agreement between Delta and EnCana dated September 24, 2008, (h) Delta’s Denver and Grand Junction office leases, office fixtures, and personal property located in such offices not pertaining to the Delta Records, except for the HP T-1100 Map Plotter Scanner referenced in Section 1.1(d)(5), and (i) all other assets not specifically described in Exhibits D-1, D-2, D-3, D-4, D-5 and D-6.

1.4 Assumption of Certain Laramie Contracts. Upon Closing, the Company will assume any liability, obligation or commitment under the Laramie Contracts listed on Exhibit C-6 (the “Assumed Laramie Contracts”). Laramie shall take all actions necessary to effectuate an assumption and assignment, as applicable, to the Company of the Assumed Laramie Contracts. The Company shall accept assignments of and assume the Assumed Laramie Contracts free and clear of all Liens, Claims, Liabilities and interests other than Permitted Encumbrances. Notwithstanding any other provision of this Agreement or any of the other agreements and instruments executed and delivered in connection herewith and the transactions contemplated hereby, the Company does not assume any liability, obligation or commitment under the governmental permits, contracts, leases, licenses, indentures, agreements, commitments and other legally binding arrangements not listed among the Assumed Laramie Contracts.

1.5 Assumption of Certain Delta Contracts. Upon Closing, pursuant to the Plan Confirmation Order, the Company will assume any liability, obligation or commitment under the Delta Contracts listed on Exhibit D-6 (including without limitation the Carry Agreement) and the Delta Leases (to the extent that such Delta Leases could be deemed executory contracts under section 365 of the Bankruptcy Code (but without any admission by any of the Parties that any of the Delta Leases is an executory contract)) that have been assumed by Delta and assigned to the Company in connection with the Plan (collectively, the “Assumed Delta Contracts”). Laramie and the Company shall have the sole and absolute right to select the Delta Contracts to be included in the Assumed Delta Contracts, and Delta shall take all actions necessary to effectuate an assumption and assignment, as applicable, to the Company of the Assumed Delta Contracts. The Company shall accept assignments of and assume the Assumed Delta Contracts free and clear of all Liens, Claims, Liabilities and interests other than Permitted Encumbrances and to the fullest extent permitted under sections 365 and 1129(b)(2)(A)(ii) of the Bankruptcy Code. All amounts necessary to cure any defaults in any of the Assumed Delta Contracts, as a prerequisite to the assumption and assignment to the Company of the Assumed Delta Contracts required hereunder, shall be paid by Delta. Delta shall use its best efforts to cause the Plan Confirmation Order to contain language approving and authorizing the assumption and assignment to the Company of the Assumed Delta Contracts. Notwithstanding any other provision of this Agreement or any of the other agreements and instruments executed and delivered in connection herewith and the transactions contemplated hereby, the Company does not assume any liability, obligation or commitment under the governmental permits, contracts, leases, licenses, indentures, agreements, commitments and other legally binding arrangements not listed among the Assumed Delta Contracts.

ARTICLE 2

CONTRIBUTION VALUE

2.1 LLC membership Units; Cash Payment. At Closing, the Company shall (i) issue the Laramie Interest and make a cash payment to Laramie in the amount of $25,000,000, subject to a Closing Adjustment in accordance with Section 2.2(a) and Section 2.3 (the “Laramie Payment”), in exchange for the contribution of the Laramie Assets, and (ii) issue the Delta Interest and make a cash payment to Delta in the amount of $75,000,000, subject to a Closing Adjustment in accordance with Section 2.2(b) and Section 2.3 (the “Delta Payment”), in exchange for the contribution of the Delta Assets.

2.2 Adjustments to Cash Payment. The Laramie Payment and Delta Payment shall be subject to the following adjustments at Closing (each, a “Closing Adjustment” and collectively, the “Closing Adjustments”):

(a) Laramie Payment: The Laramie Payment shall be adjusted downward by the sum of the Dollar value of the following, in accordance with the title and environmental defect procedures set forth in Sections 4.2 and 5.5:

(1) The amount by which the aggregate Title Defect Amount with respect to the Laramie Assets, less the aggregate Title Benefit Amount with respect to the Laramie Assets, exceeds the Aggregate Title Deductible; and

(2) The amount by which the aggregate Environmental Defect Value with respect to the Laramie Assets exceeds the Aggregate Environmental Deductible.

(b) Delta Payment: The Delta Payment shall be adjusted downward by the sum of the Dollar value of the following, in accordance with the title and environmental defect procedures set forth in Sections 4.2 and 5.5:

(1) The amount by which the aggregate Title Defect Amount with respect to the Delta Assets, less the aggregate Title Benefit Amount with respect to the Delta Assets, exceeds the Aggregate Title Deductible; and

(2) The amount by which the aggregate Environmental Defect Value with respect to the Delta Assets exceeds the Aggregate Environmental Deductible.

(c) The Laramie Payment and Delta Payment shall also be adjusted at Closing by estimated amounts for the following:

(1) Upward adjustments for (A) pipeline imbalances for an overdelivery imbalance as specified in Section 15.1(c)(1), (B) well imbalances as specified in Section 15.1(e);

(2) Downward adjustments for (A) pipeline imbalances for an underdelivery imbalance as specified in Section 15.1(d)(1), (B) well imbalances as specified in Section 15.1(e), and (C) revenues held in suspense for royalties, overriding royalties and similar burdens as specified in Section 15.1(d)(3).

(d) The Closing Amount, with respect to Laramie, shall mean the Laramie Payment and, with respect to Delta, the Delta Payment, each as adjusted in this Section 2.2. In no event shall any Closing Adjustment be deemed to alter the Laramie Interest or the Delta Interest, and, in particular, in no event shall Delta’s membership interest in the Company be less than 33.34% of the outstanding membership interests of the Company except as otherwise permitted by the terms of the Piceance LLC Agreement.

2.3 Allocation of Cash Payment. For purposes of determining the value of Title Defects and Environmental Defects in order to make adjustments pursuant to Section 2.2, the Laramie Assets shall be given the Allocated Values on Schedule 2.3(a) and the Delta Assets shall be given the Allocated Values on Schedule 2.3(b).

2.4 Allocations for Federal Income Tax Purposes. The manager of the Company shall in good faith allocate any consideration required to be allocated among the Assets for federal income tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. Each of the Parties shall, if applicable, report information regarding the allocation of the purchase price to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date. The Parties shall not take any income tax position (whether in audits, on tax returns, or otherwise) that is inconsistent with such allocation (as finally determined) unless required to do so by applicable law.

ARTICLE 3

INSPECTION

3.1 Due Diligence. Upon execution of this Agreement, but subject to the other provisions of this Agreement and obtaining any required consents of third parties (which each Party shall use its commercially reasonable efforts to obtain), each of Laramie and Delta shall afford to the other Party reasonable access, during normal business hours, to the Laramie Assets, with respect to Laramie, and the Delta Assets, with respect to Delta, to perform its due diligence (the “Due Diligence Review”) as hereinafter provided. All notices pertaining to the Due Diligence Review must be received by Laramie or Delta, as applicable, no later than June 8, 2012 (the “Defect Notice Date”).

3.2 Access to Records. Subject to the receipt of any required consents of third parties (with respect to which consents each Party shall use its commercially reasonable efforts to obtain), each of Laramie and Delta shall afford to the other Party reasonable access, during normal business hours, to the Laramie and Delta Records, as applicable, but excluding the Excluded Assets, to enable the other Party to complete its Due Diligence Review.

3.3 On-Site Inspection. Each of Laramie and Delta shall be entitled to, prior to Closing and upon reasonable advance notice to the other Party, at such Party’s sole risk and expense, conduct an on-site inspections and an ASTM Phase One Environmental Assessment (collectively, an “Environmental Assessment”) of the Assets. In connection with any Environmental Assessment, each Party agrees not to interfere with the normal operation of the Assets of the other Party and agrees to comply with all requirements and safety policies of the other Party. If either Party or its agents prepares a report relating to an Environmental Assessment, such Party will furnish a copy thereof to the other Party within three (3) business days after its receipt or creation thereof. Any Environmental Assessment conducted pursuant to this Section 3.3 shall be kept confidential and shall not be disclosed to any third party without the written consent of the other Party.

3.4 Indemnification.

(a) Laramie agrees to defend, indemnify and hold harmless each of the operators of the Delta Assets and Delta from and against any and all Losses arising out of, resulting from or relating to any field visit, the Environmental Assessment or other due diligence activity conducted by Laramie or any representative of Laramie with respect to the Delta Assets EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY DELTA, EXCEPTING ONLY LIABILITIES RESULTING FROM OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF DELTA.

(b) Delta agrees to defend, indemnify and hold harmless each of the operators of the Laramie Assets and Laramie from and against any and all Losses arising out of, resulting from or relating to any field visit, the Environmental Assessment or other due diligence activity conducted by Delta or any representative of Delta with respect to the Laramie Assets EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY LARAMIE, EXCEPTING ONLY LIABILITIES RESULTING FROM OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LARAMIE.

3.5 Insurance. During all periods that Laramie or Delta representatives are present on the Assets of the other party, the Party conducting due diligence on-site inspections shall maintain, at its sole expense and with insurers reasonably satisfactory to other Party, policies of insurance covering such inspecting Party and its representatives’ activities and presence on the Assets of the other, which insurance shall be of the type and in amounts consistent with sound business practices.

ARTICLE 4

TITLE MATTERS

4.1 Title.

(a) Limited Defensible Title Representation. Each of Laramie and Delta represents and warrants to the other and to the Company that, as of the Effective Time and as of the Defect Notice Date, its title to the Leases and Wells, as applicable, to the Laramie Assets and Delta Assets, respectively, is Defensible Title as defined in Section 4.1(c). Except as set forth in this Section 4.1(a) and the Assignment, Bill of Sale and Conveyance (the “Assignment and Bill of Sale”) to be delivered at Closing, by each of Laramie and Delta as to the Laramie Assets and Delta Assets, respectively, a form of which is attached hereto as Exhibit E, Laramie and Delta make no warranty or representation, express, implied, statutory or otherwise, with respect to such Party’s title to the Leases and Wells. Notwithstanding the foregoing, Laramie and Delta each represents as to the Laramie Fee Lands and the Delta Fee Lands, respectively, that as of the date hereof and as of the Closing Date, it has marketable title to the Laramie Fee Lands described in Exhibit C-3 and the Delta Fee Lands described in Exhibit D-3.

(b) Exclusive Remedy. The representation and warranty in Section 4.1(a) shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter. Except with respect to the special warranty of title in each Assignment and Bill of Sale executed by Laramie and Delta as described in Section 4.1(a) and the special warranty of title in the Special Warranty Deeds conveying the portions of the Laramie Fee Lands and the Delta Fee Lands that were acquired by Laramie or Delta by warranty deeds (the remaining portions of such Fee Lands to be quitclaimed to the Company), Section 4.2 shall be the exclusive right and remedy with respect to a Party’s failure to have Defensible Title with respect to the Leases and Wells as applicable to the Laramie Assets and the Delta Assets, respectively. Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Laramie or Delta under Article 6 or Article 7, respectively, of this Agreement, then the Party asserting such breach shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4. Any Party asserting a Title Defect under this Article 4 shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty under Article 6 or Article 7.

(c) Defensible Title - Leases and Wells. The term “Defensible Title” means such ownership of record deducible from the applicable county, state and federal records such that a prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing would be willing to accept the same, to the Leases, Lands and Wells, that, subject to and except for Permitted Encumbrances as defined in Section 4.1(d):

(1) entitles Laramie or Delta to receive a share of the Hydrocarbons produced, saved and marketed from any Lease or Well, attributable to the Laramie Assets and the Delta Assets, as applicable, throughout the duration of the productive life of such Lease or Well or such specified zone(s) therein after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibits C-1 and C-2 and Exhibits D-1 and D-2 for such Lease or Well except for (i) decreases in connection with those operations in which Laramie or Delta, as applicable, may, from and after the date of this Agreement, be a non-consenting co-owner (to the extent permitted pursuant to Sections 10.1(a) or 10.1(b)), (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, and (iii) as otherwise stated in Exhibits C-1 and C-2 and Exhibits D-1 and D-2, as applicable.

(2) obligates Laramie or Delta, as applicable, to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Lease or Well, attributable to the Laramie Assets and the Delta Assets, as applicable, throughout the productive life of such Lease or Well (“Working Interest”) not greater than the Working Interest shown in Exhibits C-1 and C-2 and Exhibits D-1 and D-2 for such Lease or Well without increase, except (i) increases to the extent that they are accompanied by a proportionate increase in Laramie’s or Delta’s, as applicable, Net Revenue Interest, (ii) increases resulting from contribution requirements with respect to defaults by co-owners from and after the date hereof under applicable joint operating agreements, and (iii) as otherwise stated in Exhibits C-1 and C-2 and Exhibits D-1 and D-2, as applicable.

(3) results in Laramie or Delta, as applicable, owning at least the number of total net mineral acres as to all depths (except as specifically noted otherwise on the applicable Exhibit) and the quantum of Net Revenue Interest set forth in Exhibit C-1 and D-1; provided, however, that there shall be no duplication of Title Defects asserted under this Section 4.1(c)(3) and Sections 4.1(c)(1) and (2); and

(4) is free and clear of Liens, Claims, Liabilities and encumbrances, except for Permitted Encumbrances.

(d) Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(1) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests below those set forth on Exhibit C-1 and C-2 and Exhibit D-1 and D-2;

(2) liens for Taxes or assessments not yet due and delinquent or if delinquent are being contested in good faith through appropriate proceedings;

(3) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Asset if the same are customarily sought after such conveyance;

(4) rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(5) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restrictions on access thereto that do not materially interfere with the operation of the affected Asset as currently conducted;

(6) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business if such liens and charges (i) have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, have not yet become due and payable or (iii) are being contested in good faith through appropriate proceedings;

(7) Title Defects waived by Laramie or Delta, as to the other Party’s Assets;

(8) any defects, irregularities or deficiencies in title to easements, rights-of-way or surface use agreements that do not materially adversely affect the value of any Asset;

(9) the Contracts set forth on Exhibit C-6 and D-6;

(10) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Laramie or Delta Assets, as applicable, that do not (or would not upon foreclosure or other enforcement) reduce the Net Revenue Interest set forth in Exhibit C-1, or prevent the receipt of proceeds of production therefrom, increase the share of costs above the Working Interest set forth in Exhibit C-1 and C-2 and Exhibit D-1 and D-2 (unless the Net Revenue Interest is greater than the Net Revenue Interest set forth on Exhibit C-1 and C-2 and D-1 and D-2 in the same proportion as any increase in such Working Interest) or materially interfere with or detract from the ownership, operation, value or use of the Assets;

(11) existing JPMorgan Chase mortgage liens on Laramie Assets to be assigned to the lender under the bank credit facility to be obtained by the Company in connection with the Transaction; and

(12) Liens expressly permitted under the Plan or the Plan Confirmation Order, except that all such permitted Claims, Liens and Liabilities arising from or related to the DIP Loan Agreement shall be fully satisfied, released, discharged and terminated at Closing.

4.2 Title Adjustment Procedures.

(a) Title Defect. As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, condition or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of a Party’s representation and warranty in Section 4.1(a). Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1) defects based solely on a lack of information in connection with documents filed of record not contained in a Party’s files;

(2) defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Party alleging the defect provides clear and convincing evidence that such failure or omission has resulted in another person’s actual and superior claim of title to the relevant Asset;

(3) defects arising out of a lack of survey, unless a survey is expressly required by applicable laws or regulations;

(4) defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the date of this Agreement;

(5) defects arising out of lack of corporate or other entity authorization unless the Company provides a reasonable basis for the assertion that such corporate or other entity action was not authorized and results in another person’s actual and superior claim of title to the relevant Asset;

(6) defects based on failure to record Leases issued by the Bureau of Land Management or other Governmental Entity in the real property records of the county in which such Lease is located; and

(7) defects that have been cured by applicable laws of limitation or prescription.

(b) Title Benefit. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to (i) increase the Net Revenue Interest being assigned to the Company in any Lease or Well above that shown for such Lease or Well in Exhibit C-1 and C-2 and Exhibit D-1 and D-2 to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to the Company above that shown in Exhibit C-1 and C-2 and Exhibit D-1 and D-2, or (ii) increase the Net Acres being assigned to the Company in any Lease to greater than that shown for such Lease in Exhibit C-1 and D-1.

(c) Notice of Defective Interest. On or before the Defect Notice Date, a Party alleging a Title Defect shall advise the other Party in writing of any matters that in the alleging Party’s reasonable opinion constitute a Title Defect with respect to the other Party’s title to all or any portion of its Leases, Wells and Fee Lands (“Notice of Defective Interest”). The Notice of Defective Interest shall be in writing and contain the following: (i) a description of the alleged Title Defect(s), (ii) the Leases or Wells and Fee Lands (and the applicable zone(s) therein) affected by the alleged Title Defect (each, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary (as well as any title attorney or examiner hired by Laramie or Delta, as applicable) to verify the existence of the alleged Title Defect(s), and (v) the alleging Party’s good faith estimate of the relevant Title Defect Amount and the computations and information upon which such estimate is based. To give the Party against whom a Title Defect is being alleged an opportunity to commence reviewing and curing Title Defects, the alleging Party agrees to use reasonable efforts to provide, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all Title Defects discovered by the alleging Party or any of its representatives during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the Defect Notice Date. Laramie or Delta shall also promptly furnish the other Party with written notice of any Title Benefit which is discovered by such Party or any of its representatives while conducting title review, due diligence or investigation with respect to the Leases or Wells.

(d) Notice of Title Benefits. On or before the Defect Notice Date, Laramie or Delta, shall have the right, but not the obligation, to advise the other Party in writing of any matters that in Laramie’s or Delta’s, as applicable, reasonable opinion constitute a Title Benefit with respect to Laramie’s or Delta’s, as applicable, title to all or any portion of its Leases and Wells (a “Title Benefit Notice”). The Title Benefit Notice shall be in writing and contain the following: (i) a description of the Title Benefit, (ii) the Leases or Wells (and the applicable zone(s) therein) affected by the Title Benefit (“Title Benefit Property”), (iii) the Allocated Values of the Leases or Wells (and the applicable zone(s) therein) subject to such Title Benefit, and (iv) Laramie’s or Delta’s, as applicable, good faith estimate of the relevant Title Benefit Amount, and the computations and information upon which such estimate is based. Laramie or Delta shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Notice Date.

(e) Effect of Title Benefits. The aggregate of the Title Defect Amounts (as defined in Section 4.2(h)) shall be decreased by an amount equal to the aggregate of the Title Benefit Amounts (as defined in Section 4.2(i)).

(f) Right to Cure. Laramie or Delta, as applicable, shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove, to the other Party’s reasonable satisfaction, any Title Defects contained in a Notice of Defective Interest from the other Party.

(g) Remedies for Title Defects. Subject to Laramie’s or Delta’s, as applicable, continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by a Party in accordance with Section 4.2(c) actually exists and is not waived by other Party or cured on or before Closing, Laramie or Delta, as applicable, shall convey the Title Defect Property to the Company at Closing with a reduction to the Laramie Payment or Delta Payment, as applicable, by an amount equal to the Title Defect Amount for such Title Defect as determined pursuant to Section 4.2(h), and subject to the Aggregate Title Deductible (the “Title Defect Adjustment”).

(h) Title Defect Amount. The “Title Defect Amount” means the amount determined in accordance with the following methodology, terms and conditions:

(1) if the Parties agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2) if the Title Defect is a Lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property; and

(3) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1) or (2) above, the Title Defect Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Defect Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit C-1 and C-2 and Exhibit D-1 and D-2; (ii) the Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by the Parties and (vi) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(i) Title Benefit Amount. “Title Benefit Amount” means the amount determined in accordance with the following methodology, terms and conditions:

(1) if the Parties agree on the amount of the Title Benefit, that amount shall be the Title Benefit Amount;

(2) if the Title Benefit represents an increase between (A) the Net Acres for any Title Benefit Property and (B) the Net Acres for such Title Benefit Property stated in Exhibit C-1 and Exhibit D-1, then the Title Benefit Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Benefit Property and the denominator of which is number of Net Acres for such Title Benefit Property stated in Exhibit C-1 and Exhibit D-1 multiplied by (y) the difference between (I) the Net Acres for any Title Benefit Property and (II) the Net Acres for such Title Benefit Property stated in Exhibit C-1 and Exhibit D-1; and

(3) if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Benefit Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit C-1 and C-2 and Exhibit D-1 and D-2; (ii) the Allocated Value of the Title Benefit Property; (iii) the portion of the Title Benefit Property affected by the Title Benefit; (iv) the legal effect of the Title Benefit; and (v) such other reasonable factors as are necessary to make a proper evaluation.

(j) Title Deductible. Notwithstanding anything to the contrary herein, in no event shall there be any adjustments to the Laramie Payment or Delta Payment, as applicable, or other remedies provided Laramie or Delta for any Title Defect unless the Title Defect Amounts of all such Title Defects applicable to the Laramie Assets or Delta Assets, in the aggregate, excluding any Title Defects cured by the applicable Party, exceed a deductible in an amount equal to $2,500,000 (“Aggregate Title Deductible”). Once the Aggregate Title Deductible has been reached as to the Laramie Assets or Delta Assets, the Company shall be entitled to adjustments to the Laramie Payment or Delta Payment, as applicable, only with respect to such Title Defects in excess of such Aggregate Title Deductible.

4.3 Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.3: (i) the existence and scope of a Title Defect or Title Benefit, (ii) the Title Defect Amount or Title Benefit Amount, as the case may be, relating to the portion of the Asset affected by a Title Defect or Title Benefit and (iii) the adequacy of Laramie’s or Delta’s, as applicable, Title Defect curative materials and the other Party’s reasonable satisfaction therewith (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (i), (ii) and (iii) on or before Closing, then the Title Defect Properties affected by the Title Disputed Matter shall not be conveyed at Closing and the Laramie Payment or Delta Payment shall be reduced by the Allocated Values for such Title Defect Properties. Further, the Title Disputed Matters will be finally determined by binding arbitration pursuant to Section 17.17. Upon receipt of the arbitrator’s decision, the Title Defect Properties shall be conveyed and the unpaid portions of the Delta Payment or Laramie Payment shall be paid as provided in such decision.

4.4 Consents. The remedies set forth in this Section 4.4 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase.

(a) Consents. All required consents to assignment that are necessary for Laramie or Delta, as applicable, to execute, deliver and perform its obligations under this Agreement (each, a “Required Consent”) are set forth on Schedule 4.4(a)(1), with respect to Laramie, and Schedule 4.4(a)(2), with respect to Delta. Laramie or Delta, as applicable, shall use reasonable efforts to obtain all Required Consents prior to Closing. Consents and approvals which are customarily obtained post-Closing shall not be considered Required Consents. If prior to Closing, Laramie or Delta, as applicable, fails to obtain a Required Consent to assign that would invalidate the conveyance of the Asset affected by the consent to assign or materially affect the value or use of the Asset (“Affected Asset”), then, unless waived by the other Party, the Affected Asset shall be excluded from the sale and the Laramie Payment or Delta Payment, as applicable, shall be reduced by the Allocated Value of the Affected Asset. If the requirement to obtain the Required Consent is waived, the Parties shall continue to use reasonable efforts to obtain such consent and shall enter into mutually acceptable arrangements between Laramie and Delta to afford the Company the benefits of the agreement containing the Required Consent. The Company shall reasonably cooperate with Laramie or Delta, as applicable, in obtaining any Required Consent, including by providing reasonable financial assurances, but the Company shall not be required to expend funds in order to obtain such consent.

(b) Preferential Purchase Rights. All preferential rights to purchase that are necessary for Laramie or Delta, as applicable, to execute, deliver and perform its obligations under this Agreement are set forth on Schedule 4.4(b)(1), with respect to Laramie, and Schedule 4.4(b)(2), with respect to Delta. Prior to Closing, Laramie or Delta, as applicable, shall use reasonable efforts to give the notices required in connection with such preferential purchase rights, together with any other preferential rights to purchase discovered by the other Party prior to Closing. If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, then that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets, and the Laramie Payment or the Delta Payment, as applicable, shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets. If by Closing, either (i) the time frame for the exercise of a preferential purchase right has not expired and a notice of an intent not to exercise or a waiver of the preferential purchase right has not been received, or (ii) a third party exercises its preferential right to purchase, but the time frame for the consummation of such right has not expired prior to the Closing, then Laramie or Delta, as applicable, shall retain the affected Assets and the Laramie Payment or the Delta Payment, as applicable, shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets. As to any Assets retained by Laramie or Delta hereunder, following Closing but prior to the Final Settlement Date, if a preferential right to purchase is not consummated within the time frame specified in the preferential purchase right, or if the time frame for exercise of the preferential purchase right expires without exercise after the Closing, the owner of the affected Asset shall promptly convey the affected Asset to the Company effective as of the Effective Time (with appropriate adjustments for proceeds from the Asset following the Effective Time net of Property Expenses relating thereto), and the Company shall pay the Party conveying the affected Asset the Allocated Value thereof pursuant to the terms of this Agreement.

ARTICLE 5

ENVIRONMENTAL MATTERS

5.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

(a) “Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

(b) “Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Asset to be in violation of an Environmental Law; provided, however, that (i) no Condition relating to any matter set forth on Schedule 5.1(b)(1), with respect to Laramie, and Schedule 5.1(b)(2), with respect to Delta, shall constitute an Environmental Defect and (ii) no Environmental Defect will be deemed to exist with respect to a Condition for which the Company will not have any liability after the Closing, including as a result of Section 5.3(b).

(c) “Environmental Law” or “Environmental Laws” shall mean, as of the date of this Agreement, any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

(d) “Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(e) “Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

(f) “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

5.2 Environmental Representation and Warranty. Laramie and Delta each make the following representation solely with regard to the Laramie Assets or Delta Assets, as applicable. Neither Laramie, with respect to the Laramie Assets, nor Delta, with respect to the Delta Assets, has entered into, and is not subject to, any agreement, consent, order, decree, judgment, license, permit condition or other directive of any Governmental Entity that (a) is in existence as of the date of this Agreement, (b) is based on any Environmental Laws that relate to the future use of any of the Assets and (c) requires any material change in the present conditions of any of the Assets. As of the date of this Agreement, neither Laramie nor Delta, as applicable, has received written notice from any person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (y) in any material respect interferes with or prevents compliance by Laramie or Delta, as applicable, with any Environmental Law or the terms of any license or permit issued pursuant thereto or (z) gives rise to or results in any common law or other liability of Laramie or Delta, as applicable, to any person that would be reasonably likely to have a Material Adverse Effect. To the Knowledge of Laramie or Delta, the Laramie Assets or the Delta Assets, as applicable, are in compliance with Environmental Laws in all material respects.

5.3 Environmental Defect Notice. On or before the Defect Notice Date, Laramie or Delta, as applicable, shall give written notice to the other Party of any Environmental Defects as to which each Party has knowledge prior to the Defect Notice Date (the “Environmental Defect Notice”). Laramie or Delta shall be deemed to have waived its right to assert an Environmental Defect if it does not include such Environmental Defect in an Environmental Defect Notice delivered to the other Party, as applicable, on or before the Defect Notice Date. An Environmental Defect Notice shall contain the following: (a) a description of the Condition in, on, under or relating to the Asset that causes the alleged Environmental Defect, (b) a description of the Asset affected by the alleged Environmental Defect (each, an “Environmental Defect Property”), (c) the Allocated Value of each Environmental Defect Property, (d) supporting documentation reasonably necessary for Laramie or Delta, as applicable, (as well as any consultant hired by Laramie or Delta) to verify the existence of the alleged Environmental Defect(s), and (e) the Company’s estimate of the cost to Remediate the alleged Environmental Defect (the “Environmental Defect Value”) and a description of the components of such estimated cost.

5.4 Right to Remediate. Laramie or Delta, as applicable, in each case, shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate at any time prior to the Closing any Environmental Defects of which it has been advised by the other Party prior to the Defect Notice Date.

5.5 Defect Adjustments. Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as follows:

(a) With respect to each Environmental Defect asserted by either Party on or before the Defect Notice Date, Laramie or Delta, as applicable, may elect, on or before the date that is two (2) days prior to the Closing Date, to:

(1) reach agreement with other Party on the existence of the Environmental Defect and, subject to Section 5.6(b), adjust the Laramie Payment or Delta Payment, as applicable, by the Environmental Defect Value of the Environmental Defect Property (the “Environmental Defect Adjustment”), whereupon Laramie or Delta, as applicable, shall convey the Environmental Defect Property to the Company at Closing and the Company shall thereafter assume all liability for Remediation of the Environmental Defect Property; or

(2) challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Value asserted by the other Party pursuant to Section 5.3. If Laramie or Delta, as applicable, elects under Section 5.6 to challenge the existence of an Environmental Defect and/or Environmental Defect Value or challenges the adequacy of any Remediation by the other Party under Section 5.4, and such dispute has not been resolved as of the Closing, then the Environmental Defect Properties affected by the dispute shall not be conveyed at Closing, the Laramie Payment or Delta Payment shall be reduced by the Allocated Values of such Environmental Defect Properties, and the Dispute will be determined pursuant to Section 5.6.

(b) Notwithstanding anything herein provided to the contrary, in no event shall there be any adjustments to the Laramie Payment or Delta Payment, as applicable, or other remedies provided by Laramie or Delta, as applicable, for any Environmental Defect unless the Environmental Defect Values of all Environmental Defects applicable to the Laramie Assets or the Delta Assets, in the aggregate, excluding any Environmental Defects cured by Laramie or Delta, respectively, as applicable, exceed a deductible in an amount equal to $2,500,000 (the “Aggregate Environmental Deductible”). Once the Aggregate Environmental Deductible has been reached as to the Laramie Assets or the Delta Assets, the Company shall be entitled to adjustments to the Laramie Payment or the Delta Payment, as applicable, only with respect to such Environmental Defects in excess of the Aggregate Environmental Deductible.

5.6 Contested Environmental Defects. If, pursuant to Section 5.5(a)(2), Laramie or Delta, as applicable, elects to proceed under this Section 5.6 with respect to an Environmental Defect, the following matters shall be determined pursuant to this Section 5.6: (a) the existence and scope of an Environmental Defect, (b) the Environmental Defect Value and (c) the adequacy of Laramie or Delta, as applicable, Remediation of any Environmental Defect. The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (a), (b) or (c) within fifteen (15) days after the Defect Notice Date or the Closing, as applicable, the disputed matters will be finally determined by binding arbitration in accordance with the procedures set forth in Section 17.17. Upon receipt of the arbitrator’s decision, the Environmental Defect Properties shall be conveyed and the unpaid portion of the Delta Payment or Laramie Payment, as applicable, shall be paid as provided in such decision.

5.7 Exclusive Remedies. The right of Laramie or Delta to have the Laramie Payment or Delta Payment, as applicable, reduced to reflect one or more Environmental Defect Adjustments pursuant to this Article 5 shall be the exclusive right and remedy of Laramie, Delta and the Company with respect to environmental matters affecting the Assets. Notwithstanding anything herein to the contrary, if an Environmental Defect under this Article 5 results from any matter which could also result in the breach of any representation or warranty of Laramie or Delta, as applicable, in this Agreement, then the other Party shall only be entitled to assert such matter before the Defect Notice Date as an Environmental Defect to the extent permitted by this Article 5. The other Party shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

5.8 Environmental Liabilities and Obligations; Delta Assets.

(a) Upon Closing, the Company agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Delta, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (including any costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed by any and all persons, including any Governmental Entity but excluding any civil fines or penalties arising from acts or omissions of Delta before the Closing), as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any Condition of the Delta Assets whether created or attributable to periods either before or after the Effective Time, including, but not limited to, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Delta Assets or the Delta Lands (collectively, “Company’s Delta Environmental Liabilities”).

(b) Notwithstanding the provisions of this Section 5.8(b) or any other provision in the Agreement, the Company’s Delta Environmental Liabilities shall be limited to, and the Company shall only assume as part of the Assumed Liabilities, those claims that (i) are allowed claims in the Bankruptcy Cases, only to the extent that Delta or any of Delta’s subsidiaries, as applicable, is obligated by a final court order to make any payments on or provide other consideration with respect to such claims, (ii) are not allowed claims in the Chapter 11 Cases and not discharged in the Chapter 11 Cases or (iii) are claims for indemnification by Delta’s officers or directors against Delta with respect to civil claims under CERCLA or any state analog to the extent not covered by Delta’s available insurance; provided, however, that in the case of each of clauses (i), (ii) and (iii) the Company shall not assume liability for Losses relating to the shipment or other transportation of Hazardous Materials for treatment, storage or disposal at any off-site location made by or on behalf of Delta (collectively, such Assumed Liabilities being the “Pre-Effective Time Delta Environmental Claims”).

Promptly after its receipt of notice of the commencement of any action or filing of any proof or notice of claim relating to a Pre-Effective Time Delta Environmental Claim, Delta shall provide the Company notice in writing of the commencement or filing thereof, describing such claim, the amount thereof and the basis thereof, and including a copy of any documents, motions or pleadings filed in connection therewith; provided that any failure to so notify or any delay in notifying the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is prejudiced by such failure or delay. With respect to all Pre-Effective Time Delta Environmental Claims, (a) to the extent that the Company has standing to defend against and object to any Pre-Effective Time Delta Environmental Claims, the Company shall have the right to assert any defense or objection of Delta or any of Delta’s subsidiaries or their respective estates, as applicable, at the Company’s expense, (b) Delta and Delta’s subsidiaries, as applicable, shall reasonably cooperate at the Company’s expense in connection with such defense and objection, including, without limitation (i) providing reasonable access to documents and Delta’s and its subsidiaries’ employees, officers, professionals, consultants and any other agents or representatives (collectively, “Delta’s Representatives”) and (ii) attending and participating in or assisting with, and causing Delta’s Representatives to attend and participate in or otherwise assist with, the preparation of and conduct of any discovery and other legal, judicial or administrative proceedings relating to Pre-Effective Time Delta Environmental Claims as witnesses or otherwise and (c) Delta and its subsidiaries, as applicable, shall not settle any Pre-Effective Time Delta Environmental Claims without the prior written consent of the Company, which consent may be withheld or granted in the Company’s sole discretion; provided, further, that if the Company does not have standing as described herein, Delta and Delta’s subsidiaries, as applicable, shall as directed by the Company and under the Company’s control, use their respective reasonable best efforts to defend against such claims using counsel appointed by the Company, at the Company’s expense, to (A) assert any defense against or object to Pre-Effective Time Delta Environmental Claims, (B) reasonably cooperate and consult with the Company in, and keep the Company fully informed with respect to, all aspects of such defense and objection, including without limitation, (i) providing reasonable access to Delta’s Representatives and to Delta’s and Delta’s Representatives’ documents, whether in electronic form or otherwise, and (ii) permitting the Company to attend and participate in or assist with, and causing Delta’s Representatives to permit the Company to attend, participate in or otherwise assist with, the preparation of and conduct of any discovery and other legal, judicial or administrative proceedings relating to Pre-Effective Time Delta Environmental Claims as witnesses or otherwise and (C) Delta and its subsidiaries, as applicable, shall not settle any Pre-Effective Time Delta Environmental Claims without the prior written consent of the Company, which consent may be withheld or granted in the Company’s sole discretion.

5.9 Environmental Liabilities and Obligations; Laramie Assets.

(a) Upon Closing, the Company agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Laramie, its members, managers, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (including any costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed by any and all persons, including any Governmental Entity) but excluding any civil fines or penalties arising from acts or omissions of Laramie before the Closing, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any Condition of the Laramie Assets whether created or attributable to periods either before or after the Effective Time, including, but not limited to, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Laramie Assets or the Laramie Lands (collectively, “Company’s Laramie Environmental Liabilities”).

(b) Notwithstanding the provisions of this Section 5.9(b) or any other provision in the Agreement, the Company’s Laramie Environmental Liabilities shall be limited to, and the Company shall only assume as part of the Assumed Liabilities, (i) those claims pursuant to which Laramie or any of Laramie’s subsidiaries, as applicable, is obligated by a final court order to make any payments on or provide other consideration with respect to such claims, or (ii) are claims for indemnification by Laramie’s officers or directors against Laramie with respect to civil claims under CERCLA or any state analog to the extent not covered by Laramie’s available insurance; provided, however, that in the case of each of clauses (i) and (ii) the Company shall not assume liability for Losses relating to the shipment or other transportation of Hazardous Materials for treatment, storage or disposal at any off-site location made by or on behalf of Laramie (collectively, such Assumed Liabilities being the “Pre-Effective Time Laramie Environmental Claims”).

Promptly after its receipt of notice of the commencement of any action or filing of any proof or notice of claim relating to a Pre-Effective Time Laramie Environmental Claim, Laramie shall provide the Company notice in writing of the commencement or filing thereof, describing such claim, the amount thereof and the basis thereof, and including a copy of any documents, motions or pleadings filed in connection therewith; provided that any failure to so notify or any delay in notifying the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is prejudiced by such failure or delay. With respect to all Pre-Effective Time Laramie Environmental Claims, (a) to the extent that the Company has standing to defend against and object to any Pre-Effective Time Laramie Environmental Claims, the Company shall have the right to assert any defense or objection of Laramie or any of Laramie’s subsidiaries or their respective estates, as applicable, at the Company’s expense, (b) Laramie and Laramie’s subsidiaries, as applicable, shall reasonably cooperate at the Company’s expense in connection with such defense and objection, including, without limitation (i) providing reasonable access to documents and Laramie’s and its subsidiaries’ employees, officers, professionals, consultants and any other agents or representatives (collectively, “Laramie’s Representatives”) and (ii) attending and participating in or assisting with, and causing Laramie’s Representatives to attend and participate in or otherwise assist with, the preparation of and conduct of any discovery and other legal, judicial or administrative proceedings relating to Pre-Effective Time Laramie Environmental Claims as witnesses or otherwise and (c) Laramie and its subsidiaries, as applicable, shall not settle any Pre-Effective Time Laramie Environmental Claims without the prior written consent of the Company, which consent may be withheld or granted in the Company’s sole discretion; provided, further, that if the Company does not have standing as described herein, Laramie and Laramie’s subsidiaries, as applicable, shall as directed by the Company and under the Company’s control, use their respective reasonable best efforts to defend against such claims using counsel appointed by the Company, at the Company’s expense, to (A) assert any defense against or object to Pre-Effective Time Laramie Environmental Claims, (B) reasonably cooperate and consult with the Company in, and keep the Company fully informed with respect to, all aspects of such defense and objection, including without limitation, (i) providing reasonable access to Laramie’s Representatives and to Laramie’s and Laramie’s Representatives’ documents, whether in electronic form or otherwise, and (ii) permitting the Company to attend and participate in or assist with, and causing Laramie’s Representatives to permit the Company to attend, participate in or otherwise assist with, the preparation of and conduct of any discovery and other legal, judicial or administrative proceedings relating to Pre-Effective Time Laramie Environmental Claims as witnesses or otherwise and (C) Laramie and its subsidiaries, as applicable, shall not settle any Pre-Effective Time Laramie Environmental Claims without the prior written consent of the Company, which consent may be withheld or granted in the Company’s sole discretion.

ARTICLE 6

BANKRUPTCY MATTERS

6.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acquisition Proposal” means any proposal or offer for a merger, recapitalization, share exchange, debt-for-equity exchange, distribution of securities for the benefit of the stakeholders of Delta, plan sponsorship, consolidation or similar transaction involving a sale or purchase (directly or through a proposed investment in equity securities, debt securities or claims of creditors) of all or substantially all of the Delta Assets or all or substantially all of the equity securities of Delta, other than the transactions contemplated by the terms of this Agreement.

(b) “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code.

(c) “Bankruptcy Court” means United States Bankruptcy Court for the District of Delaware.

(d) “Break–up Fee Order” means an order from the Bankruptcy Court approving the break-up fee of $1.5 million payable to Laramie (the “Break-up Fee”) upon the termination conditions set forth herein and the Break-up Fee Order shall be a Final Order.

(e) “Chapter 11 Cases” means those certain voluntary petitions for relief filed by Delta and its subsidiaries under the Bankruptcy Code in the Bankruptcy Court on December 16, 2011, which are being jointly administered as Case No. 11-14006 (KJC).

(f) “Claims” means the plural or singular, as applicable, of the definition of “claim” set forth in section 101 of the Bankruptcy Code.

(g) “DIP Loan Agreement” means that certain Amended and Restated Senior Secured Debtor-in-Possession Credit Agreement dated as of December 21, 2011, between and among Whitebox Advisors, LLC, as Administrative Agent, and the Debtors, and all Claims, Liens and Liabilities arising therefrom or relating thereto.

(h) “Disclosure Statement” means the disclosure statement relating to the Plan to be filed by the Debtors with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code (including all schedules and exhibits thereto), as such disclosure statement may be amended or modified from time to time, that, to the extent it describes this Agreement, any of the Transactions, Laramie or the Company, is in form and substance reasonably satisfactory to Laramie.

(i) “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and (i) has not been reversed, vacated, stayed, or amended; and (ii) as to which 14 calendar days have elapsed following such entry on the docket as to the Plan Confirmation Order only; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 may be filed with respect to such order or judgment.

(j) “Legal Proceeding” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or court, of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

(k) “Liabilities” means any and all debts, losses, liabilities, claims, damages, demands, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Legal Proceeding, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and whether or not resulting from third-party claims, and any reasonable out-or-pocket costs and expenses (including reasonable legal counsels’, accountants’ or other fees and expenses incurred in defending or prosecuting any Legal Proceeding, as applicable, or in investigating any of the same or in asserting any rights thereunder or under this Agreement).

(l) “Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or encumbrance of any kind affecting title.

(m) “Plan” means the plan of reorganization prepared by Delta and filed with the Bankruptcy Court as (or intended to be) confirmed by the Plan Confirmation Order that contains terms and conditions, that, to the extent they relate to this Agreement, Laramie, the Company and the transactions contemplated hereunder, are reasonably satisfactory to Laramie. For the avoidance of doubt, when used in conjunction with Laramie at any point in this Agreement, Laramie’s consent shall not be unreasonably withheld with respect to any provision of the Plan, the Disclosure Statement, the Plan Confirmation Order or any other document, that has a material effect on Laramie’s or the Company’s economic or other rights or interests, Laramie’s economic or other rights or interests in the Company, or the Company’s economic or other rights or business transactions.

(n) “Plan Confirmation Order” means an order of the Bankruptcy Court, that, to the extent the order relates to this Agreement, Laramie, the Company or the transactions contemplated hereunder is reasonably satisfactory to Laramie, and in a form reasonably acceptable to Laramie, in all respects, approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Delta to consummate the transactions contemplated hereby, including the transfer of the Delta Assets to the Company, and the assumption and assignment to the Company of the Assumed Delta Contracts. The Plan Confirmation Order shall find and provide, among other things, that (i) the transfer of the Delta Assets (including without limitation all assets related to the Carry Agreement described in Section 1.1(d)(10) above) by Delta to the Company pursuant to this Agreement (A) will be legal, valid and effective transfers, or assumptions and assignments, as applicable, of the Delta Assets; (B) will vest the Company with all right, title and interest of Delta in and to the Delta Assets, free and clear of any Liens, Claims, Liabilities, interests and encumbrances (including without limitation any transfer restrictions set forth in the Carry Agreement), other than Permitted Liens and the Assumed Liabilities, pursuant to sections 365 and 1141(c) of the Bankruptcy Code (including, without limitation, any right of setoff, recoupment, netting or deduction); (C) constitutes a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code and other applicable law; and (D) qualifies for exemption under section 1146(c) of the Bankruptcy Code such that Transaction Taxes will be exempted pursuant to, and to the fullest extent allowed by, Section 1146(c) of the Bankruptcy Code; (ii) neither Laramie nor the Company shall be, or shall be deemed to be, as successor to the Debtor or shall bear or shall be subject to any liability as a successor or alleged successor to any of the Debtors, except as expressly set forth in this Agreement, the Plan or the Plan Confirmation Order; (iii) the transactions contemplated by this Agreement are undertaken by Laramie and Delta at arm’s length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code; (iv) Delta has complied with the notice requirements of Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by this Agreement, the Other Agreements and by all other agreements, documents and instruments contemplated in connection with this Agreement; (v) this Agreement, the Plan and the Confirmation Order shall remain valid and binding on all Parties despite any future conversion of the Chapter 11 Cases, or any of them, to chapter 7 of the Bankruptcy Code; and (vi) Delta is authorized pursuant to Bankruptcy Court order to enter into this Agreement and to consummate the transactions contemplated hereby.

6.2 Bankruptcy Matters.

(a) Delta shall file the Plan and the Disclosure Statement with the Bankruptcy Court, in a form reasonably acceptable to Laramie as to matters related to Laramie, the Company, and this Agreement, on or before June 4, 2012, and such filings shall include, among other required components, a final, executed form of this Agreement.

(b) Delta shall file an executed form of this Agreement with the Bankruptcy Court as an exhibit to the Plan and Disclosure Statement (but which shall not include any of the Exhibits or Schedules hereto containing confidential information, which may only be reviewed by parties in interest upon execution of a confidentiality agreement), along with any appropriate notice.

(c) Delta shall obtain the Break-up Fee Order from the Bankruptcy Court on or before June 4, 2012, and such Break-up Fee Order shall be a Final Order.

(d) Delta shall promptly provide Laramie with final drafts of all documents, motions, orders, filings or pleadings that Delta proposes to file with the Bankruptcy Court which relate to (i) this Agreement or the transactions contemplated hereunder, (ii) the Plan, (iii) the Disclosure Statement, (iv) the Confirmation Order, (v) the Break-up Fee, and (vi) the acquisition of the Delta Assets, and will provide Laramie with a reasonable opportunity to review such documents in advance of their service and filing to the extent reasonably practicable. Delta shall consult and cooperate with Laramie, and consider in good faith the views of Laramie, with respect to all such filings. Without the prior written consent of Laramie, Delta shall not seek to amend or modify any provision in the Plan or the Plan Confirmation Order to effect a change in the terms and conditions of the transactions contemplated by the Agreement which would reasonably be expected to have a material adverse effect on Laramie or the Company or on the ability of Delta, Laramie and the Company to consummate the transactions contemplated hereby within the time periods set forth in this Agreement.

(e) Delta and the Company shall use commercially reasonable efforts to cooperate, assist and consult with each other to secure the entry of the Plan Confirmation Order following the date hereof, and to consummate the transactions contemplated by this Agreement (including (i) the assignment to and assumption by the Company of the Delta Contracts in accordance with this Agreement, (ii) obtaining any consents required in connection therewith, and (iii) furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing any necessary assurances of performance by the Company under this Agreement. In the event that any orders of the Bankruptcy Court relating to this Agreement shall be appealed by any person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Delta, Laramie and the Company and will cooperate in taking such steps to diligently defend against such appeal, petition or motion and Delta, Laramie and the Company shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

ARTICLE 7

LARAMIE’S REPRESENTATIONS AND WARRANTIES

Laramie makes the following representations and warranties as of the date of this Agreement:

7.1 Organization and Standing. Laramie is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State of Colorado.

7.2 Power. Laramie has all requisite organizational power and authority to carry on its business as presently conducted. Laramie has all organizational power to enter into and perform its obligations under this Agreement and has taken all proper company action to authorize entering into this Agreement and performing its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement and any agreements ancillary hereto (a) will, with or without notice or lapse of time, or both, conflict with or result in a breach of the constituent documents of Laramie, and (b) does not, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not, violate, or be in conflict with, any provision of Laramie’s governing documents, or, except as would not reasonably be expected to have a Material Adverse Effect, on any provision of any agreement or instrument to which Laramie is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Laramie.

7.3 Authorization and Enforceability. This Agreement constitutes Laramie’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7.4 Liability for Brokers’ Fees. Laramie has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction or the transactions contemplated by the Other Agreements for which Delta or the Company shall have any responsibility whatsoever.

7.5 Litigation.

(a) There are no actions, suits, proceedings, notices of violation or claims pending or, to the Knowledge of Laramie, threatened, that would impair Laramie’s ability to consummate the Transaction or the transactions contemplated by the Other Agreements.

(b) There are no actions, suits, proceedings, notices of violation or claims pending or, to the Knowledge of Laramie, threatened, against Laramie or any of the Laramie Assets, in any court or by or before any Governmental Entity involving the ownership or operation of the Laramie Assets, nor is Laramie in default under any order, writ, injunction, or decree of any Governmental Entity, in each case that would be reasonably likely to have a Material Adverse Effect. This Section 7.5 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

7.6 Compliance with Law. To Laramie’s Knowledge, the Laramie Assets have been operated in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders. Laramie has not received any written notice of a violation of any statute, law, ordinance, regulation, rule or order of any Governmental Entity, or any judgment, decree or order of any court, applicable to the Laramie Assets, in each case that would be reasonably expected to have a Material Adverse Effect. This Section 7.6 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

7.7 Status and Operation of Assets. Except for the items described on Schedule 7.7 (the “Capital Expenditures” with respect to the Laramie Assets) as of the date hereof, Laramie has made (a) no commitments to make expenditures in connection with the ownership or operation of the Laramie Assets in excess of $100,000 and (b) no contractual obligations to drill additional wells after the Effective Time.

7.8 Taxes. All material Taxes pertaining to the Laramie Assets that are required to have been paid or withheld have been properly paid or withheld. With respect to the Laramie Assets, there are no suits or proceedings pending, nor to Laramie’s Knowledge, are any claims, investigations, audits or inquiries pending or threatened against Laramie, in respect of Taxes.

7.9 Imbalance. As of the date hereof, there are no gas imbalances other than those listed in Schedule 7.9.

7.10 Leases. Laramie has received no written notice of termination of any of the Leases.

7.11 [Reserved].

7.12 Status and Operation of Leases and Wells.

(a) Except as set forth on Schedule 7.12, all royalties, rentals and other payments due under the Leases have been properly and timely paid in all material respects, and there are currently pending no material written requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, except where the failure to pay such royalties, rentals and other payments due under the Leases, or the pendency of such requests or demands, is in the ordinary course of business.

(b) All pipelines, gathering systems, plants or other facilities owned by Laramie and comprising part of the Laramie Assets are located on surface rights, or pursuant to other authorizations, owned or leased by Laramie and constituting part of the Laramie Assets.

(c) Every well included in the Laramie Assets operated by Laramie, or to the Knowledge of Laramie, operated by third persons, has been drilled and completed in compliance with applicable Law, and within the boundaries covered by the Leases or within the limits otherwise permitted by contract, pooling or unit agreement and by Law, in each case in all material respects. The producing wells, facilities, tangible personal property, fixtures, machinery and other Equipment included in the Laramie Assets operated by Laramie, and to the Knowledge of Laramie, operated by third persons, have been maintained in all material respects in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and for the continued operation of the Laramie Assets in the manner in which they are currently operated.

(d) With respect to the Laramie Assets operated by Laramie, and to the Knowledge of Laramie, with respect to the Laramie Assets operated by third persons, such Laramie Assets have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance in all material respects with the applicable Leases or other applicable Laramie Contracts and applicable Law.

7.13 Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed on Exhibit C-6, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days notice) and, to Laramie’s Knowledge, no person has any call upon, option to purchase or similar rights with respect to any material amounts of production from the Laramie Assets. Proceeds from the sale of oil, condensate, and gas from the Laramie Assets are being received in all material respects by Laramie in a timely manner.

7.14 Areas of Mutual Interest. Except as disclosed in any of the Laramie Contracts, no material Laramie Asset is subject to (or has related to it) any area of mutual interest agreement.

7.15 Production Payments. Except for the imbalance volumes and the contracts and arrangements listed in Schedule 7.9, Laramie is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay,” advance payment or similar provision, gas balancing agreement or any other arrangement, to deliver any material amounts of Hydrocarbons without then or thereafter receiving full payment therefor, or to make payment for any material amounts of Hydrocarbons already produced and sold, in each case with respect to the Laramie Assets.

7.16 Surface Access. No surface use or access agreements that are currently in force and effect would materially interfere with oil and gas operations on the Laramie Leases as currently conducted.

7.17 Insurance. As of the Effective Time, Laramie maintained, and through the Closing Date will maintain, with respect to the Laramie Assets, insurance coverage in amounts and on terms Laramie reasonably believes to be appropriate and customary in the circumstances.

7.18 Condemnation. To Laramie’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any material part of the Laramie Assets by reason of condemnation or the threat of condemnation.

7.19 Laramie’s Evaluation.

(a) Review. Laramie is experienced and knowledgeable in the oil and gas business and is aware of its risks. Laramie acknowledges that Delta has not made any representations or warranties as to the Delta Assets except as otherwise expressly provided herein, and that Laramie has not relied on any of Delta’s estimates with respect to reserves, the value of the Delta Assets, projections as to future events or other internal analyses, forward looking statements or any other information other than as set forth in Delta’s representations and warranties herein.

(b) Independent Evaluation. In entering into this Agreement, Laramie acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Other Agreements and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the Transaction and the transactions contemplated by the Other Agreements, including without limitation its own estimate and appraisal of the extent and value of the reserves associated with the Delta Assets.

7.20 No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules) and the documents assigning the Laramie Assets, Laramie makes no other (and Delta acknowledges that it is not relying upon any) express or implied representation or warranty with respect to Laramie (including the value, condition or use of any of the Laramie Assets), the Transaction or the transactions contemplated by the Other Agreements, and Laramie disclaims any other representations or warranties not contained in this Agreement, whether made by Laramie, or any of its respective officers, directors, shareholders, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), the disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter would or would reasonably be expected to be material or to result in a Material Adverse Effect.

7.21 Well Status. To the Knowledge of Laramie, there are no wells located on the Laramie Assets that: (a) Laramie is obligated by Law or contract to currently plug and abandon; or (b) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction of the Laramie Assets.

7.22 Rentals and Royalties. Except for those amounts held in suspense as authorized by law, all rentals and royalties payable by Laramie with respect to the Laramie Assets, have been duly and properly paid in all material respects in accordance with applicable law.

ARTICLE 8

LARAMIE’S REPRESENTATIONS AND

WARRANTIES AS TO THE COMPANY

Laramie makes the following representations and warranties as of the date of this Agreement as to the Company:

8.1 Organization and Standing. The Company is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State of Colorado.

8.2 Power. The Company has all requisite organizational power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement and the Other Agreements does not, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not, as of Closing, violate, or be in conflict with, any material provision of the Company’s governing documents, or any material provision of any agreement or instrument to which the Company is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Company.

8.3 Authorization and Enforceability. This Agreement constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the Bankruptcy and Equity Exception.

8.4 Liability for Brokers’ Fees. The Company has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction or the transactions contemplated by the Other Agreements for which Delta or Laramie shall have any responsibility whatsoever.

8.5 Litigation. There are no actions, suits, proceedings, notices of violation or claims by any person, entity or Governmental Entity pending or, to the Knowledge of the Company, threatened, that would impair the Company’s ability to consummate the Transaction or the transactions contemplated by the Other Agreements.

ARTICLE 9

DELTA’S REPRESENTATIONS AND WARRANTIES

Delta makes the following representations and warranties as of the date of this Agreement:

9.1 Status. Delta is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to carry on its business in the State of Colorado. Pursuant to sections 1107 and 1008 of the Bankruptcy Code and the orders of the Bankruptcy Court, Delta has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as a debtor-in-possession.

9.2 Power. Delta has all requisite corporate power and authority to carry on its business as presently conducted. Subject to approval of the Bankruptcy Court, Delta has all corporate power to enter into and perform its obligations under this Agreement and has taken all proper company action to authorize entering into this Agreement and performing its obligations hereunder. Subject to approval of the Bankruptcy Court and not subject to any stay or pending appeal at the time of Closing, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement and any agreements ancillary hereto (a) will, with or without notice or lapse of time, or both, conflict with or result in a breach of the constituent documents of Delta (except if permitted or authorized by the Bankruptcy Court), and (b) does not, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not, violate, or be in conflict with, any provision of Delta’s governing documents, or, except as would not reasonably be expected to have a Material Adverse Effect, on any provision of any agreement or instrument to which Delta is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Delta.

9.3 Authorization and Enforceability. This Agreement constitutes Delta’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, restructuring, moratorium and other similar legal requirements affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

9.4 Liability for Brokers’ Fees. Delta has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction or the transactions contemplated by the Other Agreements for which Laramie or the Company shall have any responsibility whatsoever.

9.5 Litigation.

(a) There are no actions, suits, proceedings, notices of violation or claims pending or, to the Knowledge of Delta, threatened, that would impair Delta’s ability to consummate the Transaction or the transactions contemplated by the Other Agreements.

(b) There are no actions, suits, proceedings, notices of violation or claims pending or, to the Knowledge of Delta, threatened, against Delta or any of the Delta Assets, in any court or by or before any Governmental Entity involving the ownership or operation of the Delta Assets, nor is Delta in default under any order, writ, injunction, or decree of any Governmental Entity, in each case that would be reasonably likely to have a Material Adverse Effect. This Section 9.5 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

9.6 Compliance with Law. To Delta’s Knowledge, the Delta Assets have been operated in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders. Delta has not received any written notice of a violation of any statute, law, ordinance, regulation, rule or order of any Governmental Entity, or any judgment, decree or order of any court, applicable to the Assets, in each case that would be reasonably expected to have a Material Adverse Effect. This Section 9.6 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

9.7 Status and Operation of Assets. Except for the items described on Schedule 9.7 (the Capital Expenditures with respect to the Delta Assets) as of the date hereof, Delta has made (a) no commitments to make expenditures in connection with the ownership or operation of the Delta Assets in excess of $100,000, and (b) no contractual obligations to drill additional wells after the Effective Time.

9.8 Taxes. All material Taxes pertaining to the Delta Assets that are required to have been paid or withheld have been properly paid or withheld. With respect to the Delta Assets, there are no suits or proceedings pending, nor to Delta’s Knowledge, are any claims, investigations, audits or inquiries pending or threatened against Delta, in respect of Taxes.

9.9 Imbalance Volumes. As of the date hereof, there are no gas imbalances other than those listed in Schedule 9.9.

9.10 Leases. Delta has received no written notice of termination of any of the Leases.

9.11 [Reserved].

9.12 Status and Operation of Leases and Wells.

(a) Except as set forth on Schedule 9.12, all royalties, rentals and other payments due under the Leases have been properly and timely paid in all material respects, and there are currently pending no material written requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, except where the failure to pay such royalties, rentals and other payments due under the Leases, or the pendency of such requests or demands, is in the ordinary course of business.

(b) All pipelines, gathering systems, plants or other facilities owned by Delta and comprising part of the Delta Assets are located on surface rights, or pursuant to other authorizations, owned or leased by Delta and constituting part of the Delta Assets.

(c) Every well included in the Delta Assets operated by Delta, or to the Knowledge of Delta, operated by third persons, has been drilled and completed in compliance with applicable Law, and within the boundaries covered by the Leases or within the limits otherwise permitted by contract, pooling or unit agreement and by Law, in each case in all material respects. The producing wells, facilities, tangible personal property, fixtures, machinery and other Equipment included in the Delta Assets operated by Delta, and to the Knowledge of Delta, operated by third persons, have been maintained in all material respects in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and for the continued operation of the Delta Assets in the manner in which they are currently operated.

(d) With respect to the Delta Assets operated by Delta, and to the Knowledge of Delta, with respect to the Delta Assets operated by third persons, such Delta Assets have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance in all material respects with the applicable Leases or other applicable Delta Contracts and applicable Law.

9.13 Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed on Exhibit D-6, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days notice) and, to Delta’s Knowledge, no person has any call upon, option to purchase or similar rights with respect to any material amounts of production from the Delta Assets. Proceeds from the sale of oil, condensate, and gas from the Delta Assets are being received in all material respects by Delta in a timely manner.

9.14 Areas of Mutual Interest. Except as disclosed in any of the Delta Contracts, no material Delta Asset is subject to (or has related to it) any area of mutual interest agreement.

9.15 Production Payments. Except for the imbalance volumes listed in Schedule 9.9 and the contracts and arrangements listed in Exhibit D-6, Delta is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay,” advance payment or similar provision, gas balancing agreement or any other arrangement, to deliver any material amounts of Hydrocarbons without then or thereafter receiving full payment therefor, or to make payment for any material amounts of Hydrocarbons already produced and sold, in each case with respect to the Delta Assets.

9.16 Surface Access. No surface use or access agreements that are currently in force and effect would materially interfere with oil and gas operations on the Delta Leases as currently conducted.

9.17 Insurance. As of the Effective Time, Delta maintained, and through the Closing Date will maintain, with respect to the Delta Assets, insurance coverage in amounts and on terms Delta reasonably believes to be appropriate and customary in the circumstances.

9.18 Condemnation. To Delta’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any material part of the Delta Assets by reason of condemnation or the threat of condemnation.

9.19 Delta’s Evaluation.

(a) Review. Delta is experienced and knowledgeable in the oil and gas business and is aware of its risks. Delta acknowledges that Laramie has not made any representations or warranties as to the Laramie Assets except as otherwise expressly provided herein, and that Delta has not relied on any of Laramie’s estimates with respect to reserves, the value of the Laramie Assets, projections as to future events or other internal analyses, forward looking statements or any other information other than as set forth in Laramie’s representations and warranties herein.

(b) Independent Evaluation. In entering into this Agreement, Delta acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Other Agreements and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the Transaction and the transactions contemplated by the Other Agreements, including without limitation its own estimate and appraisal of the extent and value of the reserves associated with the Laramie Assets.

9.20 Delta Bankruptcy Matters.

(a) No Relief From Stay. The Bankruptcy Court has not entered any Order granting any person or entity relief from the automatic stay under section 362 of the Bankruptcy Code with respect to any of the Delta Assets.

(b) No Dismissal or Conversion. The Bankruptcy Court has not entered any Order with respect to any of the Chapter 11 Cases either (i) dismissing such case or (ii) converting such case to one under chapter 7 of the Bankruptcy Code.

(c) No Appointment. The Bankruptcy Court has not entered any Order appointing a chapter 11 trustee with respect to any of the Debtors or an examiner with expanded powers regarding the operation of any of the Debtors’ businesses.

(d) No Preclusion. Neither the Bankruptcy Court nor any other Governmental Entity has issued any order, injunction or other decree which has become final and non-appealable, and which restrains, enjoins or otherwise prohibits in any material respect the implementation or performance of the Plan or this Agreement in a manner adverse to the interests of Delta or the Company.

9.21 No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules) and the documents assigning the Delta Assets, Delta makes no other (and Laramie acknowledges that it is not relying upon any) express or implied representation or warranty with respect to Delta (including the value, condition or use of any of the Delta Assets), the Transaction or the transactions contemplated by the Other Agreements, and Delta disclaims any other representations or warranties not contained in this Agreement, whether made by Delta, or any of its respective officers, directors, shareholders, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), the disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter would or would reasonably be expected to be material or to result in a Material Adverse Effect.

9.22 Well Status. To the Knowledge of Delta, there are no wells located on the Delta Assets that: (a) Delta is obligated by Law or contract to currently plug and abandon; or (b) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction of the Delta Assets.

9.23 Rentals and Royalties. Except for amounts held in suspense as authorized by law, all rentals and royalties payable by Delta with respect to the Delta Assets, have been duly and properly paid in all material respects in accordance with applicable law.

ARTICLE 10

COVENANTS AND AGREEMENTS

10.1 Covenants and Agreements of Laramie. Laramie covenants and agrees with Delta and the Company as follows:

(a) Operations Prior to Closing. Except as consented to in writing by Delta or provided in this Agreement, from the date of this Agreement to the Closing, Laramie will use reasonable efforts to cause the Laramie Assets to be operated in a good and workmanlike manner consistent with past practices, and will pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. Laramie will notify and obtain Delta’s consent for capital expenditures anticipated to cost in excess of fifty thousand dollars ($50,000) per activity conducted on the Laramie Assets (and in excess of $250,000 in the aggregate for all such operations), exclusive of the Capital Expenditures listed on Schedule 7.7.

(b) Restriction on Operations. Subject to Section 10.1(a), unless Laramie obtains the prior written consent of Delta to act otherwise, Laramie will not (i) abandon any part of the Laramie Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms), (ii) except for the Capital Expenditures listed on Schedule 7.7, approve any operations on the Laramie Assets anticipated in any instance to cost more than fifty thousand dollars ($50,000) (or more than $250,000 in the aggregate for all such operations), net to Laramie’s interest, per activity (excepting emergency operations required under presently existing contractual obligations, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order, all of which shall be deemed to be approved, provided Laramie immediately notifies Delta of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) encumber, convey or dispose of any part of the Laramie Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Laramie Assets in the regular course of business), (iv) enter into any farmout or farmin affecting the Laramie Assets, (v) consent to letting lapse any insurance now in force with respect to the Laramie Assets, (vi) materially modify, or terminate prior to its stated expiration, any Material Agreement or enter into any new agreement that would constitute a Material Agreement had it been entered into as of the Agreement Date, (vii) waive, compromise or settle any material right or claim with respect to any of the Laramie Assets, or (viii) agree in writing or otherwise to take any of the foregoing actions.

(c) Marketing. Unless Laramie obtains the prior written consent of Delta to act otherwise, Laramie will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one month, in each case relating to the Laramie Assets.

(d) Consents. For the purposes of obtaining the written consents required in Sections 10.1(a) through (c), Delta designates the following contact person: Carl Lakey. Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission. To the extent required by the Bankruptcy Code or the Bankruptcy Court, Laramie will give any notices to third parties, and each of the Parties will use its commercially reasonable efforts to obtain any third-party consents or sublicenses, if any, for which it is responsible or for which any responsible Party reasonably requests assistance, as are necessary to consummate the transactions contemplated in this Agreement.

(e) Status. Laramie shall use all reasonable efforts to (i) assure that Laramie will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction and (ii) cause the Closing to occur.

(f) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Laramie shall use reasonable efforts to cause the Laramie Assets to be operated in compliance in all material respects with all applicable statutes, ordinances, rules, regulations and orders, including Environmental Laws.

(g) Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Laramie shall promptly notify Delta in writing if Laramie becomes aware of any fact or condition that (a) causes or constitutes a material breach of any of its representations and warranties contained in Article 7 or Article 8 or (b) constitutes a material breach of a covenant of Laramie contained in this Agreement, and shall promptly notify Delta of the status of such matters, including promptly furnishing Delta with copies of notices or other communications received by Laramie with respect thereto from any Governmental Entity or other third party. Any notice given to Delta under this Section 9.1(g) shall not adversely affect any rights of Delta under this Agreement.

(h) Access. Laramie shall afford Delta (in accordance with the provisions more particularly set forth in Article 3) reasonable access to the Laramie Assets and to counterparties to any of the Contracts for purposes of arranging for the orderly transition of the Laramie Assets from Laramie to the Company at Closing.

(i) Operatorship. Within ten (10) business days after Closing, Laramie shall send notices (in form mutually agreed to by Delta) to co-owners, if any, of those Laramie Assets that Laramie currently operates stating that Laramie is resigning as operator, effective upon the Closing Date, and recommending that the Company be elected successor operator for such Laramie Assets. Laramie makes no representations or warranties to the Company as to the transferability of operatorship of any Laramie Assets which Laramie currently operates. Rights and obligations associated with operatorship of the Laramie Assets are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements. Promptly after Closing, Laramie shall make such filings with all Governmental Entities as necessary to designate the Company as operator for the Laramie operated Laramie Assets from and after Closing. Laramie will use commercially reasonable efforts to assist the Company to obtain all necessary Permits in connection with the Company’s designation as operator for the Laramie operated Laramie Assets as of Closing.

(j) Confidentiality. All nonpublic information provided to, or obtained by, Laramie in connection with the Transaction Agreements and the Transaction shall be “Information” for purposes of the Confidentiality Agreement, dated February 10, 2012 and April 10, 2012, between Laramie and Delta (the “Confidentiality Agreement”), and shall be maintained in confidence pursuant to the terms of such agreement.

(k) Governmental Bonds. Laramie acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Delta or its affiliates with Governmental Entities and relating to the Assets are transferable to Laramie as the Operator for the Company under the Management Agreement. At or prior to Closing, Laramie shall deliver to Delta evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such Governmental Entities to operate the Delta Assets on behalf of the Company.

(l) Bankruptcy Court Matters. Laramie agrees that it will promptly take such actions as are reasonably requested by Delta to assist in obtaining a finding of adequate assurance of future performance by the Company; provided, however, in no event shall Delta, Laramie or the Company be required to agree to any amendment of this Agreement.

(m) Delta Employees. Delta acknowledges and agrees that, from and after the date of this Agreement, Laramie or the Company is authorized to solicit for employment any employee or engaged independent contractor of Delta; provided, that Laramie shall provide prior written notice of such solicitation to the CEO of Delta. However, during the period of time from the date of this Agreement until the Closing Date, Laramie or the Company shall not hire for employment any employee or engage any independent contractor of Delta with a start date prior to the Closing Date without obtaining the prior written consent of Delta.

(n) Assumption and Assignment of Assumed Laramie Contracts. Laramie shall take all actions reasonably necessary to effectuate an assumption and assignment, as applicable, to the Company of the Assumed Laramie Contracts.

10.2 Covenants and Agreements of Delta. Delta covenants and agrees with Laramie and the Company as follows:

(a) Operations Prior to Closing.

(1) Except as (i) may be required or approved by the Bankruptcy Court or (ii) otherwise consented to in writing by Laramie and the Company or provided in this Agreement, from the Agreement Date to the Closing, Delta will use reasonable efforts to cause the Delta Assets to be operated in a good and workmanlike manner consistent with past practices and will pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. Delta will notify and obtain Laramie’s consent for capital expenditures anticipated to cost in excess of fifty thousand dollars ($50,000) per activity conducted on the Delta Assets (and in excess of $250,000 in the aggregate for all such operations), exclusive of the Capital Expenditures listed on Schedule 9.7.

(2) Delta shall enter into a contract with Laramie on mutually acceptable terms to carry out such operations as are necessary to preserve the “Sheep Creek Unit”. Delta shall prepay Laramie in cash for the operation described in this Section 10.2(a)(2) prior to Laramie commencing such operations, and Delta shall be responsible for obtaining a Final Order of the Bankruptcy Court granting all necessary approval of such contract, and authorization for Delta to enter into and perform the same, including the payment of all amounts thereunder.

(3) Delta shall use reasonable business efforts (not including the payment of money) to preserve its leasehold interest in Section 17, T.9S., R.92W. by assuming operatorship of the USA Federal #1-17C Well from Axia Energy, LLC if at any time prior to Closing Axia Energy, LLC elects not to make the required expenditures necessary to preserve such leasehold interest, provided that Delta shall not be required to commence any operations or make any expenditures on such well prior to Closing. The Parties expressly agree that any and all post-Closing expenditures and expenses incurred in connection with the well described in this Section 10.2(a)(3) shall be borne by the Company.

(b) Restriction on Operations. Subject to Section 10.2(a), unless Delta obtains the prior written consent of Laramie and the Company to act otherwise, Delta will not (i) abandon any part of the Delta Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms), (ii) except for the Capital Expenditures listed on Schedule 9.7, approve any operations on the Delta Assets anticipated in any instance to cost more than fifty thousand dollars ($50,000) (or more than $250,000 in the aggregate for all such operations), net to Delta’s interest, per activity (excepting emergency operations required under presently existing contractual obligations, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order, all of which shall be deemed to be approved, provided Delta immediately notifies Laramie of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) encumber, convey or dispose of any part of the Delta Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Delta Assets in the regular course of business), (iv) enter into any farmout or farmin affecting the Delta Assets, (v) consent to letting lapse any insurance now in force with respect to the Delta Assets, (vi) materially modify, or terminate prior to its stated expiration, any Material Agreement or enter into any new agreement that would constitute a Material Agreement had it been entered into as of the Agreement Date, (vii) waive, compromise or settle any material right or claim with respect to any of the Delta Assets, or (viii) agree in writing or otherwise to take any of the foregoing actions.

(c) Marketing. Unless Delta obtains the prior written consent of Laramie and the Company to act otherwise, Delta will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one month, in each case relating to the Delta Assets.

(d) Consents. For the purposes of obtaining the written consents required in Sections 10.2(a) through (c), Laramie designates the following contact person: Bruce L. Payne. Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission. To the extent required by the Bankruptcy Code or the Bankruptcy Court, Delta will give any notices to third parties, and each of the Parties will use its commercially reasonable efforts to obtain any third-party consents or sublicenses, if any, for which it is responsible or for which any responsible Party reasonably requests assistance, as are necessary to consummate the transactions contemplated in this Agreement.

(e) Status. Delta shall use all reasonable efforts to (i) assure that Delta will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction and (ii) cause the Closing to occur.

(f) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Delta shall use reasonable efforts to cause the Delta Assets to be operated in compliance in all material respects with all applicable statutes, ordinances, rules, regulations and orders, including Environmental Laws.

(g) Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Delta shall promptly notify Laramie in writing if Delta becomes aware of any fact or condition that (a) causes or constitutes a material breach of any of its representations and warranties contained in Article 9, or (b) constitutes a material breach of a covenant of Delta contained in this Agreement, and shall promptly notify Laramie of the status of such matters, including promptly furnishing Laramie with copies of notices or other communications received by Delta with respect thereto from any Governmental Entity or other third party. Any notice given to Laramie under this Section 10.1(g) shall not adversely affect any rights of Laramie under this Agreement.

(h) Access. Delta shall afford Laramie (in accordance with the provisions more particularly set forth in Article 3) reasonable access to the Delta Assets and to counterparties to any of the Delta Contracts for purposes of arranging for the orderly transition of the Delta Assets from Delta to the Company at Closing.

(i) Operatorship. Within ten (10) business days after Closing, Laramie shall prepare and send notices (in form mutually agreed to and executed by Delta) to co-owners, if any, of those Delta Assets that Delta currently operates stating that Delta is resigning as operator, effective upon the Closing Date, and recommending that the Company be elected successor operator for such Delta Assets. Delta makes no representations or warranties to the Company as to the transferability of operatorship of any Delta Assets which Delta currently operates. Rights and obligations associated with operatorship of the Delta Assets are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements. Promptly after Closing, the Parties shall make such filings with all Governmental Entities as necessary to designate the Company as operator for the Delta operated Delta Assets from and after Closing. Delta will use commercially reasonable efforts to assist the Company to obtain all necessary Permits in connection with the Company’s designation as operator for the Delta operated Delta Assets as of Closing.

(j) Break-up Fee Order. On or before June 4, 2012, Delta shall obtain from the Bankruptcy Court an Order approving the Break-Up Fee of $1.5 million payable to Laramie (the “Break-up Fee Order”) upon the termination conditions set forth herein and the Break-up Fee Order shall be a Final Order.

(k) Filing of Plan and Disclosure Statement and Execution of this Agreement. On or before June 4, 2012, Delta shall file with the Bankruptcy Court the Plan and Disclosure Statement, containing all necessary exhibits, including an executed version of this Agreement, which shall be filed as an exhibit to the Plan and Disclosure Statement (but which shall not include any of the Exhibits or Schedules hereto containing confidential information, which may only be reviewed by parties in interest upon execution of a confidentiality agreement), accompanied by an appropriate notice of such filing.

(l) Assumption and Assignment of Assumed Delta Contracts. Delta shall take all actions reasonably necessary to effectuate an assumption and assignment, as applicable, to the Company of the Assumed Delta Contracts (including without limitation all contract rights and property interests under the Carry Agreement as described in Section 1.1(d)(10) free of any transfer restrictions set forth in the Carry Agreement). All amounts necessary to cure any defaults in any of the Assumed Delta Contracts, as a prerequisite to the assumption and assignment to the Company of the Assumed Delta Contracts required hereunder, shall be paid by Delta. Delta shall use its best efforts to include in the Plan Confirmation Order language approving and authorizing the assumption and assignment to the Company of the Assumed Delta Contracts.

(m) Final Order. Delta shall take all reasonable and necessary action to obtain entry of the Plan Confirmation Order as a Final Order on or before August 30, 2012.

(n) Payout Account Status. On or before the Closing, Delta shall update the status of all payout accounts as to the Delta Wells, effective not earlier than June 30, 2012.

10.3 Covenants and Agreements of the Company. The Company covenants and agrees with Laramie and Delta as follows:

(a) Status. The Company shall use all reasonable efforts to (i) assure that it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction and the transactions contemplated by the Other Agreements and (ii) cause the Closing to occur.

(b) Confidentiality. All nonpublic information provided to, or obtained by the Company in connection with the Agreement and the Other Agreements shall be kept confidential between the Company, Delta and Laramie and shall not be disclosed by any Party without the consent of the other Parties.

(c) Governmental Bonds. The Company acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Delta or Laramie with Governmental Entities and relating to the Delta Assets and the Laramie Assets, as applicable, are transferable to the Company. At or prior to Closing, the Company shall deliver to Delta or Laramie, as applicable, evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own the Delta Assets and Laramie Assets, as applicable.

(d) Bankruptcy Court Matters. The Company agrees that it will promptly take such actions as are reasonably requested by Delta or Laramie to assist in obtaining the approval of the Bankruptcy Court to the Transaction, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court; provided, however, in no event shall Delta, Laramie or the Company be required to agree to any amendment of this Agreement.

(e) Financial Resources. The Company will enter into a Credit Agreement, dated as of June 4, 2012, with JPMorgan Chase, N.A. and Wells Fargo Bank, N.A. as lenders (the “Revolving Credit Agreement”), and, as of the Closing, the Company shall have sufficient funds to pay the Laramie Payment and the Delta Payment.

(f) Economic Interest Agreement. The Company will enter into an “Economic Interest Agreement” (or similar title) with Delta, on mutually acceptable terms, pursuant to which the Company will agree to pay to Delta the amount of any economic benefit that the Company actually receives that is attributable to the Company’s 5% carried working interest in any EnCana wells spudded (according to EnCana’s records) after April 24, 2012 pursuant to the Carry Agreement (the “Forward Carry Wells”). The Economic Interest Agreement shall include, among other things, the following terms:

(1) The Company shall pay to Delta, within 30 calendar days of receipt thereof, (i) any production proceeds that the Company actually receives attributable to production from the Forward Carry Wells, less any expenses actually paid by the Company to EnCana that are directly attributable to the Forward Carry Wells, (ii) any proceeds actually received by the Company arising from a sale of the Forward Carry Wells, and (iii) any amounts paid to the Company attributable to the Forward Carry Wells either as a reimbursement pursuant to Section 3.3(b) of the Carry Agreement of amounts not expended by EnCana before May 1, 2013 or as a cash payment in exchange for termination of EnCana’s Carry Well obligations under the Carry Agreement, in each case without deducting any amount for processing of payments, collection expenses, or otherwise;

(2) Any payments made to Delta under the Economic Interest Agreement shall be accompanied by a statement showing the calculation of such payment;

(3) The Company shall use reasonable business efforts to enforce any payment rights attributable to the Forward Carry Wells; and

(4) The Economic Interest Agreement shall terminate as set forth in Section 15.4 of this Agreement.

(g) The Company shall use reasonable business efforts (not including the payment of money) to engage in good faith negotiations with the lenders under the Credit Agreement to permit Delta and Laramie, as the holders of the Company’s membership interests, to cure certain defaults that may arise under the Credit Agreement in the future, subject to customary terms and conditions.

10.4 Covenants and Agreements of the Parties.

(a) Communication Between the Parties Regarding Breach. If either Laramie or Delta develops information during its Due Diligence Review that leads it to believe that the other Party has breached a representation or warranty under this Agreement, the Party that developed such information shall inform the other Party in writing of such potential breach as soon as practicable, but in any event, prior to Closing.

(b) Casualty Loss. Prior to Closing, if a portion of the Laramie Assets or the Delta Assets is destroyed by fire or other casualty or is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the resulting loss from such Casualty Loss exceeds one hundred thousand dollars ($100,000) based on the Allocated Value of the affected Assets, the Company shall not be obligated to accept the contribution of such Asset. If the Company declines to accept the contribution of such Asset, the Laramie Payment or the Delta Payment, as applicable, shall be reduced by the Allocated Value of such Asset. If the Company elects to accept the contribution of such Asset, the Laramie Payment or the Delta Payment, as applicable, shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to the Company, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). The Party suffering the Casualty Loss, at its sole option, may elect to cure such Casualty Loss and, in such event, such Party shall be entitled to all related insurance proceeds. If a Party suffering the Casualty Loss elects to cure such Casualty Loss, such Party may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to the Company. If a Party suffering the Casualty Loss elects to cure such Casualty Loss, and the Casualty Loss is cured to the Company’s reasonable satisfaction, the Company shall accept the contribution of the affected Asset at Closing for the Allocated Value thereof.

(c) Master Lease Agreement for Mega Vega Station Compressors. The Parties agree to use reasonable business efforts (not including the payment of money) to renegotiate, prior to Closing and on terms reasonably acceptable to all Parties, the terms of that certain Master Lease Agreement, dated July 30, 2008, between Delta and US Bankcorp Equipment Finance Inc. regarding two compressors located at the Mega Vega Station.

(d) Further Assurances. From time to time after Closing, Delta, Laramie and the Company shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction and the transactions contemplated by the Other Agreements.

ARTICLE 11

TAX MATTERS

11.1 Definitions. For the purposes of this Agreement:

(a) “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, alternative minimum taxes, net worth and any taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii) above;

(b) “Production Taxes” shall mean all Severance Taxes and Property Taxes;

(c) “Property Taxes” shall mean all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Severance Taxes, Income Taxes and Transfer Taxes;

(d) “Severance Taxes” shall mean all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest with respect to the Assets that are based upon or measured by production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes;

(e) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(f) “Taxes” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise;

(g) “Straddle Period” means any taxable period including, but not ending on, the Effective Time; and,

(h) “Transfer Taxes” means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar Taxes, fees and charges, and any penalties, additions to Tax, and interest levied or assessed thereon, but not including Production Taxes or Income Taxes.

11.2 Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the Hydrocarbons with respect to such Severance Taxes are levied were produced. Laramie (with respect to the Laramie Assets) and Delta (with respect to the Delta Assets) shall be liable for the Severance Taxes attributable to 2011 and the portion of the Straddle Period prior to the Effective Time. The Company shall be liable for all Severance Taxes attributable to the portion of the Straddle Period after the Effective Time. The liability of Laramie and Delta for Severance Taxes under this Section 11.2 shall not be reduced by any credits for withholding taxes previously paid by Laramie or Delta, respectively, with respect to production for the applicable period (which withholding taxes shall be taken into account under Section 15.1), but shall be reduced by any credit for ad valorem taxes that are attributable to the properties from which production occurs and for which Laramie or Delta, respectively, is liable under Section 11.3; provided, that in each case the Company shall be entitled to claim any such credits attributable to the Straddle Period. Any Severance Taxes for which Laramie or Delta are liable under this Section 11.2 and that have not been paid prior to the Closing shall be a downward adjustment to the Laramie Payment or the Delta Payment, respectively, as provided in Section 15.1. For any purpose as may be necessary under this Agreement, State of Colorado Severance Taxes with respect to 2012 production shall be estimated based on current State of Colorado Severance Tax rates, with any adjustment to the Laramie Payment or Delta Payment, as applicable, to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments. Laramie or Delta, as applicable, shall timely file or cause to be filed all required Tax Returns for, related to or incident to Severance Taxes that are due on or prior to the Closing Date and shall timely pay or cause to be paid all Taxes due with respect thereto. After Closing, the Company shall timely file or cause to be filed all required reports and returns for, related to, or incident to Severance Taxes for any Straddle Period that are due after the Closing Date and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes for any Severance Tax period during which the Closing Date occurs. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of the Company to comply with the previous sentence shall be allocated to, and shall be payable by, the Company.

11.3 Apportionment of Property Taxes. There shall be allocated to Laramie (with respect to the Laramie Assets) or Delta (with respect to the Delta Assets), as applicable, a portion of the Property Tax for the Straddle Period determined by multiplying the Property Tax for the Straddle Period by a fraction, the numerator of which shall be the number of days in the Straddle Period prior to the Effective Time and the denominator of which shall be the number of days in the Straddle Period. The remaining portion of the Property Tax for the Straddle Period shall be allocated to the Company. The portion of the Property Taxes for the Straddle Period allocable to Laramie and Delta, respectively, shall be taken into account as provided in Section 15.1. For any purpose as may be necessary under this Agreement, Property Taxes levied for 2012 (and due and payable in 2013) shall be (a) if the actual Property Tax levy for 2012 has not been made prior to the calculation of the Laramie Payment and Delta Payment, as applicable, estimated based on the 2011 mill levy without regard to the actual 2012 mill levy or assessment and (b) otherwise shall be based on the actual 2012 mill levy. Any estimate made pursuant to clause (a) of the previous sentence shall be final, and no further adjustment to the Laramie Payment and Delta Payment, as applicable, shall be made with respect to an apportioned Property Tax based on the actual 2012 mill levy, valuation, equalization, assessment or a revised determination of 2011 production. All Property Taxes with respect to taxable periods beginning on or after the Effective Time shall be for the Company’s account. Laramie or Delta, as applicable, shall timely file or cause to be filed all required Tax Returns for, related to or incident to Property Taxes that are due on or prior to the Closing Date and shall timely pay or cause to be paid all Taxes due with respect thereto. The Company shall timely file or cause to be filed all required reports and returns for, related to, or incident to Property Taxes for any Straddle Period that are due after the Closing Date and shall timely pay or cause to be paid to the taxing authorities all Property Taxes for any taxable period including the Closing Date. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of the Company to comply with the previous sentence shall be allocated to, and shall be payable by, the Company.

11.4 Transfer Taxes. The Company shall be liable for, any Transfer Taxes required to be paid in connection with the transactions contemplated by this Agreement that are not eliminated through the application of section 1146(a) of the Bankruptcy Code. The Company shall timely file or cause to be filed all required reports and returns for, related to, or incident to such Transfer Taxes and shall timely pay or cause to be paid to the taxing authorities all Transfer Taxes for any such Transfer Tax period during which the Effective Time occurs. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of the Company to comply with the previous sentence shall be allocated to, and shall be payable by, the Company.

11.5 Post-Closing Tax Matters. After the Closing Date, each of the Company and Laramie or Delta, as applicable, shall:

(a) reasonably assist the other in preparing any Tax returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the Transaction and the transactions contemplated by the Other Agreements, and in qualifying for any exemption or reduction in Tax that may be available;

(b) reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the Transaction and the transactions contemplated by the Other Agreements;

(c) make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Transaction and the transactions contemplated by the Other Agreements; and

(d) provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law, this Agreement or the Other Agreements, and to promptly furnish the other with copies of all correspondence with respect to any such Tax audit, examination, or assessment.

ARTICLE 12

CONDITIONS PRECEDENT TO CLOSING

12.1 Laramie’s and Delta’s Conditions. The obligations of each of Laramie and Delta at the Closing are subject, at the option of Laramie and the Company, with respect to the conditions as applicable to Delta, and Delta, with respect to the conditions as applicable to Laramie and the Company, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of each of Laramie, Delta and the Company, respectively, contained in this Agreement shall be true and correct in all material respects as of Closing as though such representations and warranties were made at and as of the Closing;

(b) each of Laramie, Delta and the Company shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by each such Party at or prior to Closing, and any material breach of any covenants and obligations contained in this Agreement by any Party, if any, shall have been cured within 5 days after a delivery of notice of breach to the other Parties;

(c) Since the date hereof, there shall have been no event or occurrence that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) that did result in a Material Adverse Effect;

(d) each of Laramie, Delta and the Company shall have delivered to the other Parties a duly executed counterpart to each of the Other Agreements;

(e) No Law exists or Order has been entered that prohibits the contemplated Transaction;

(f) the Plan shall be in a form reasonably acceptable to Laramie;

(g) the Court shall have entered the Break-up Fee Order on or before June 4, 2012, and the Break-up Fee Order shall be a Final Order;

(h) the Closing shall occur not later than August 31, 2012;

(i) the Plan Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order on or before August 30, 2012;

(j) there shall be no conversion of Delta’s bankruptcy case to Chapter 7 before Closing;

(k) there shall be no order granting relief from stay with respect to any of the Delta Assets before Closing; and

(l) Laramie and Delta’s obligations are subject to the condition that (i) Title Defect Adjustments and Environmental Defect Adjustments with regard to the Delta Assets, after application of the Title Deductibles in Section 4.2(j) and Environmental Deductibles in Section 5.5 shall not have resulted in aggregate downward adjustments in the Delta Payment of more than $40,000,000 nor shall such aggregate downward adjustments in the Delta Payment have been more than $15,000,000 as to proved developed producing reserves in the Delta Assets, and (ii) that Title Defect Adjustments and Environmental Defect Adjustments with regard to the Laramie Assets, after application of the Title Deductibles in Section 4.2(j) and Environmental Deductibles in Section 5.5 shall not have resulted in aggregate downward adjustments in the Laramie Payment of more than $40,000,000 nor shall aggregate downward adjustments in the Laramie Payment have been more than $15,000,000 as to proved developed producing reserves in the Laramie Assets.

(m) In addition to the foregoing, Delta shall have an additional condition precedent to its obligations under this Agreement that, on or before Closing, (i) the Company and Delta shall have entered into the Economic Interest Agreement, and (ii) Laramie shall have provided to Delta the written agreement of the lenders under the Credit Agreement, in form and substance acceptable to Delta in its sole discretion, that any payments made by the Company to Delta pursuant to the Economic Interest Agreement shall be expressly permitted under the provisions of, and shall not be subject to the lenders’ liens under, the Credit Agreement.

(n) Further in addition to the foregoing, the conditions precedent in Section 12.1(h) and Section 12.1(i) above and the provisions of Sections 13.1 and 13.2 and Section 14.1 below shall be subject in all respects to the following provisions:

(i) At the end of the 14-day appeal period specified in the definition of a Final Order, if an appeal has been filed with regard to the Confirmation Order and not stayed by the Bankruptcy Court, and the Parties are otherwise not able to close, then the rights of the Parties under Sections 13.1 and 13.2 to terminate this Agreement shall be suspended for a 30-day period during which neither Delta, Laramie nor the Company shall have the right to terminate this Agreement;

(ii) During the 30-day period specified in clause (i) above, Delta, Laramie and the Company each shall use reasonable business efforts to obtain a mutually agreeable resolution to the appeal that will allow Closing to occur;

(iii) If at the end of the 30-day period specified in clause (i) above, no mutually agreeable resolution to the appeal has been reached and a written agreement reflecting such resolution has not been executed and delivered by Delta, Laramie and the Company, then the suspension of rights under Sections 13.1 and 13.2 provided in clause (i) shall automatically terminate, and thereafter either Delta (on the one hand) or Laramie and the Company (on the other hand) shall have the right to terminate this Agreement upon written notice to the other. Upon any such notice this Agreement shall be terminated, but notwithstanding the provisions of Sections 13.1 and 13.2, upon a termination pursuant to this clause (iii) none of the costs, fees or payments that might otherwise be due to the Parties under Section 13.2 shall be due or payable in any respect. For avoidance of doubt, the Parties agree that upon such a termination, Delta shall not be entitled to the liquidated damages specified in Section 13.2(a) and Laramie shall not be entitled to the Break-up Fee specified in Section 13.2(b).

ARTICLE 13

RIGHT OF TERMINATION

13.1 Termination. This Agreement may be terminated in accordance with the following provisions:

(a) by mutual consent of Laramie and Delta;

(b) by Laramie or Delta if any of the conditions in Section 12.1 is not satisfied and the Party seeking termination is not in material breach of this Agreement such that the other Party would not be required to close;

(c) by Delta, at any time prior to the Closing Date, if Delta’s board of directors determines that its duties under applicable Law require it to terminate this Agreement in order to enter into an alternative transaction;

(d) by Laramie, if Delta files with the Bankruptcy Court any document, or otherwise states in any press release, SEC filing or similar publicly available and disseminated document, that Delta has decided to pursue, or to seek the Court’s approval of, any Acquisition Proposal (including any alternative plan) between or involving Delta, or any of the Debtors, and any entity other than Laramie, the Company or one of their affiliates;

(e) by Laramie or the Company upon any breach by Delta of any covenant, representation or warranty that is not cured by the earlier of 5 days after notice of breach or Closing;

(f) by Delta upon any breach by Laramie or the Company of any covenant, representation or warranty that is not cured by the earlier of 5 days after notice of breach or Closing; and

(g) by any Party if the Transaction contemplated hereunder is not approved by the Bankruptcy Court in a Plan Confirmation Order that shall have been entered by the Bankruptcy Court and shall be a Final Order on or before August 30, 2012.

13.2 Liabilities Upon Termination.

(a) Laramie’s Default. If Closing has not occurred (i) because Delta has terminated this Agreement under Section 13.1(f), or (ii) if Laramie and Delta have consented to termination under Section 13.1(a) under terms of consent that provide for payment of liquidated damages to Delta, then Delta shall be entitled to immediate payment by Laramie of liquidated damages of $5,000,000. In the event of a default by Laramie or the Company (caused by Laramie’s failure to perform) as a result of which the Closing and consummation of the Transaction herein contemplated do not occur, the Parties agree that it would be impractical and extremely difficult to estimate the damages which Delta may suffer. Therefore, the Parties do hereby agree that a reasonable estimate of the total net detriment that Delta would suffer in the event that Laramie or the Company defaults (as a result of Laramie’s failure to perform) and fails to complete the Transaction is and shall be, as Delta’s sole and exclusive remedy (whether at law or in equity), the right to receive payment of the sum of $5,000,000. The payment and performance of the above as liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law. Upon default by Laramie or the Company (caused by Laramie’s failure to perform) hereunder, this Agreement shall be terminated, and neither party shall have any further rights or obligations hereunder (except for indemnification obligations which specifically survive the termination of this Agreement), except the right of Delta to be paid the amount of liquidated damages set forth in this subsection 13.2(a).

(b) Delta’s Default. If Closing has not occurred because (i) Laramie has terminated this Agreement under Section 13.1 (d), (e) or (g), (ii) Delta has terminated this Agreement under Section 13.1(c) or (g), (iii) the Company has terminated this Agreement under Section 13.1(e) or (g), (iv) Laramie and Delta have consented to termination under Section 13.1(a) under terms of consent that provide for payment of the Break-up Fee to Laramie, (v) Laramie has terminated this Agreement under Section 13.1 (b) for non-satisfaction of any of the conditions set forth in Section 12.1(d) (but only if Laramie has used good faith efforts to effect the Closing), (f) (but only if the Plan has been amended in a public filing and such amendment is materially adverse to Laramie), (h) (but only if Laramie has used good faith efforts to effect the Closing), (j), or (k), then Laramie shall be entitled to immediate payment by Delta of the $1,500,000 Break-up Fee, and the Break-up Fee Order shall so provide.

ARTICLE 14

CLOSING

14.1 Date of Closing. The “Closing” shall occur upon satisfaction of the conditions to effectiveness of the Plan and not later than August 31, 2012 (subject to the provisions of Section 12.1(n)). The date the Closing actually occurs is called the “Closing Date.”

14.2 Place of Closing. The Closing shall be held at the Denver, Colorado offices of Delta at 9:00 a.m. local time or at such other time and place as Delta and Laramie may agree in writing.

14.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Laramie and Delta, as applicable, shall have executed and delivered (i) a separate Assignment and Bill of Sale for all of the Laramie Assets or the Delta Assets, respectively, each substantially in the form provided in Exhibit E-1 for the Laramie Assets and Exhibit E-2 for the Delta Assets; (ii) as to the Laramie Fee Lands or Delta Fee Lands acquired by Laramie or Delta, respectively, by use of a warranty deed, a separate Special Warranty Deed, each substantially in the form provided in Exhibit F; and (iii) as to the remainder of the Laramie Fee Lands or Delta Fee Lands acquired by Laramie or Delta, respectively, by use of a quitclaim deed, a separate Quitclaim Deed, each substantially in the form provided in Exhibit G;

(b) the Company shall have executed and delivered the Revolving Credit Agreement and any required mortgages on the Laramie Assets and Delta Assets, all Claims, Liabilities and Liens arising from or relating to the DIP Loan Agreement shall have been fully satisfied, released, discharged and terminated, and Delta shall have obtained full releases of all Liens on the Delta Assets related to the DIP Loan Agreement;

(c) the Company shall have delivered the Laramie Payment and the Delta Payment, as adjusted pursuant to Article 2, by wire transfer to accounts designated by Laramie and Delta 3 business days before Closing;

(d) Laramie and Delta shall execute letters in lieu of transfer orders to all purchasers of production from the Laramie Assets and the Delta Assets;

(e) Laramie and Delta shall execute and deliver to the Company all required change of operator forms;

(f) Laramie and Delta shall each deliver an Affidavit of non-foreign status in the form provided in Exhibit H;

(g) Delta shall deliver a certified copy of all orders of the Bankruptcy Court pertaining to the Transaction, including the Plan Confirmation Order; and

(h) Laramie, Delta and the Company shall deliver executed counterparts of the Other Agreements;

ARTICLE 15

POST-CLOSING OBLIGATIONS

15.1 Final Settlement. Each of the Laramie Payment and the Delta Payment shall be further adjusted according to this Section 15.1 without duplication, as applicable to the Laramie Assets and Delta Assets respectively. Laramie and Delta, as applicable, shall deliver to the other Party and the Company as soon as practicable after the Closing, but in no event later than 30 days after Closing, a draft settlement statement (the “Final Settlement Statement”) that shall set forth the adjusted Laramie Payment and Delta Payment, respectively, reflecting each adjustment in accordance with Sections 2.2 and 15.1. The Laramie Payment shall be adjusted, with respect to the Laramie Assets, and the Delta Payment shall be adjusted, with respect to the Delta Assets, by the following:

(a) Proration of Costs and Revenues. The Company shall be entitled to all production of Hydrocarbons from or attributable to the Laramie Assets and the Delta Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses (as defined in Section 15.1(b) below) incurred at and after the Effective Time. Laramie and Delta, as applicable, shall be entitled to all Hydrocarbon production from or attributable to the Laramie Assets or the Delta Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. The terms “earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles (“GAAP”) and Council of Petroleum Accountants Society (“COPAS”) standards, and utilizing the “sales method” of revenue accounting, except as otherwise specified herein. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 15.1(a), (i) liquid Hydrocarbons, including natural gas liquids, shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Laramie and Delta, as applicable, shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Final Settlement Statement, Laramie and Delta, as applicable, shall provide to the Company all data necessary to support any estimated allocation for purposes of establishing the Final Payment.

(b) Property Expenses. The term “Property Expenses” means (i) all capital expenses and operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, and (ii) all Lease rental and maintenance costs, net profit payments, royalties, overriding royalties and other similar burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom (collectively, “Royalty Liabilities”), but excluding Production Taxes. Property Expenses shall include overhead for the period between the Effective Time and the Closing Date based upon the applicable joint operating agreement.

(c) Upward Adjustments. The Laramie Payment and the Delta Payment each shall be adjusted upward by the following:

(1) To the extent that there are any pipeline imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, Laramie or Delta has delivered more gas to the pipeline than the pipeline has redelivered for such Party), the Laramie Payment or Delta Payment, as applicable, shall be adjusted upward by the first-of-the-month price of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.’s Gas Market Report for the month in which the Effective Time occurs (the “Imbalance Spot Price”) times the net overdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the Parties shall select a comparable publication; and

(2) An amount equal to the aggregate Severance Taxes (including related withholding taxes) and Property Taxes, in each case for the portion of the Straddle Period at and after the Effective Time and paid by Laramie or Delta prior to the Closing, to such Party is liable for such Taxes pursuant to Article 11.

(d) Downward Adjustments. The Laramie Payment or the Delta Payment each shall be adjusted downward by the following:

(1) To the extent that there are any pipeline imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, Laramie or Delta has delivered less gas to the pipeline than the pipeline has redelivered for such Party), the Laramie Payment or Delta Payment, as applicable, shall be adjusted downward by the Imbalance Spot Price times the net underdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the Parties shall select a comparable publication;

(2) The value of any Casualty Loss pursuant to Section 10.4(b);

(3) An amount equal to the revenue held in suspense by Laramie or Delta, as applicable, for royalties, overriding royalties and similar leasehold burdens and handled in accordance with Section 15.3; and

(4) An amount equal to the aggregate unpaid Severance Taxes and Property Taxes, in each case for taxable periods ending prior to the Effective Time or for the portion of the Straddle Period prior to the Effective Time, to the extent allocable to Laramie or Delta, as applicable, pursuant to Article 11.

(e) Well Imbalance Adjustments. Laramie and Delta agree that the Laramie Payment and the Delta Payment will be adjusted downward or upward, as appropriate, by an amount equal to the well imbalances existing as of the Effective Time multiplied by the Imbalance Spot Price.

(f) The Final Settlement Statement shall show the calculation of all adjustments and the final amounts of each such Payment (the “Final Payments”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before 15 days after receipt of each Party’s proposed Final Settlement Statement, each Party shall deliver to the other Party a written report containing any changes that it proposes to make to the other Party’s Final Settlement Statement. A Party’s failure to deliver to the other Party a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by such Party of the Final Settlement Statement as submitted by the other Party. The Parties shall agree with respect to the changes proposed by the Parties, if any, no later than 30 days after receipt of each Party’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which each Final Payment is established shall be herein called the “Final Settlement Date.” If the Final Payment is more than the Closing Amount received by Laramie or Delta, then the Company shall pay Laramie or Delta, as applicable, the amount of such difference. If the Final Payment is less than the Closing Amount, then Laramie or Delta, as applicable, shall pay to the Company the amount of such difference. In either event, payment shall be made by wire transfer in immediately available funds. Payment by Laramie, Delta or the Company, as the case may be, shall be within 5 days of the Final Settlement Date.

15.2 Records.

(a) As soon as is reasonably practicable after the Closing Date (and in no case later than five (5) days after Closing), Laramie and Delta shall deliver to the Company, at the Company’s expense, the Laramie Records and the Delta Records, as applicable. The Company shall preserve such Records until the earlier of (A) seven years after the Closing Date; (B) the required retention period required by any United States or foreign legal requirement; (C) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases and (D) in the case of Records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes.

(b) After the Closing Date, the Company shall provide to Laramie and Delta and their Representatives (after reasonable notice and during normal business hours and without charge) access to, including electronic and computer access and the right to make copies (at such requesting Party’s sole cost and expense) of, all Records included in the Assets to the extent that such Records relate to any period prior to the Closing Date and are not already in the possession of such requesting Party. the Company shall preserve such Records until the later of (A) seven years after the Closing Date; (B) the required retention period required by any United States or foreign legal requirement; (C) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (D) in the case of Records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Prior to destroying any Records included in the Assets for periods prior to the Closing, the Company shall notify Laramie and Delta at least 30 days in advance of any such proposed destruction of its intent to destroy such Records, and the company will permit the Party that provided the such Records to retain such Records. With respect to any litigation and claims that are Excluded Assets, the Company shall render reasonable assistance that Laramie or Delta, as applicable, may request in defending such litigation or claim and shall make available employees who are most knowledgeable about the matter in question, in each case, at the requesting Party’s sole cost and expense and only at such time, and in such manner, so as not to interfere with the normal operations of the Company or its affiliates following the Closing Date.

15.3 Suspense Accounts and Division of Interest. At the Closing, each of Laramie and Delta will provide to the Company (a) information regarding all of Laramie’s or Delta’s, as applicable, accounts holding moneys in suspense together with a written explanation (as contained in Laramie or Delta, as applicable, files) of why such moneys are held in suspense or other information identifying the proper disposition of such moneys and (b) Laramie’s or Delta’s, as applicable, division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Laramie’s or Delta’s, as applicable, disburses proceeds of production. The Company agrees to take and apply such moneys in a manner consistent with prudent oil and gas business practices and the information supplied by Laramie’s or Delta’s, as applicable, and to indemnify Laramie’s or Delta’s, as applicable, against any claim relating to the failure to pay such funds after the Closing.

15.4 Carry Agreement Wells. As soon as reasonably practicable after the Closing, the Company and Delta each shall use reasonable business efforts (which shall not include any obligation to pay money) to obtain EnCana’s consent to the assignment to Delta of the Forward Carry Wells. In the event EnCana agrees and consents to the assignment to Delta of the Forward Carry Wells, the Economic Interest Agreement shall terminate and be of no further force and effect upon the effectiveness of the assignment to Delta of the Forward Carry Wells.

ARTICLE 16

ASSUMPTION AND RETENTION OF

OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

16.1 Company’s Assumption of Liabilities and Obligations. Upon Closing, and subject to the terms of this Agreement, the Company shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”), (a) relating to the ownership and operation of the Laramie Assets and the Delta Assets after the Effective Time including the owning, developing, exploring, operating or maintaining of the Laramie Assets and the Delta Assets or the producing, transporting and marketing of Hydrocarbons from the Laramie Assets and the Delta Assets (including the payment of Property Expenses), (b) the obligation to plug and abandon all Wells located on the Lands and reclaim all well sites located on the Lands, (c) the Company’s own Environmental Liabilities, and (d) all Obligations accruing or relating to the ownership or operation of the Laramie Assets and Delta Assets before the Effective Time for which claims have not been asserted pursuant to Section 16.2 before the expiration of the applicable Survival Period (collectively, the “Assumed Liabilities”); provided, however, that the Company does not assume any Obligations of Laramie or Delta, as applicable, attributable to the Laramie Assets and the Delta Assets, as applicable, to the extent that such Obligations are the following “Excluded Liabilities”:

(a) attributable to or arise out of the ownership, use or operation of the Excluded Assets;

(b) relating to or arising from any claim or allegation that the Company is a successor to Delta to any extent (except to the extent of specifically assumed Liabilities);

(c) any liability, obligation or commitment under the governmental permits, contracts, leases, licenses, indentures, agreements, commitments and other legally binding arrangements not listed on Exhibit C-6 or Exhibit D-6;

(d) attributable to any Obligation of Laramie or Delta, as applicable, attributable to any Income Tax measured by or imposed on the net income of Laramie or Delta, as applicable, that was or is attributable to Laramie’s or Delta’s, as applicable, ownership of an interest in or the operation of the Laramie Assets or Delta Assets, as applicable, or attributable to any Tax allocated to Laramie or Delta, as applicable, pursuant to Article 11; and

(e) attributable to any matter for which Laramie or Delta indemnifies the Company under Section 16.2(a).

16.2 Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), damages, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the Indemnified Party indemnifying a third party.

After the Closing, Laramie, Delta and the Company shall indemnify each other as follows:

(a) Laramie’s Indemnification of the Company. Laramie assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless the Company and its officers, directors, employees and agents (the “Company Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) all Obligations for third party claims for Property Expenses (including Royalty Liabilities) accruing or relating to the ownership or operation of the Laramie Assets prior to the Effective Time, subject to the Survival Period set forth in Section 17.13, (ii) any act or omission by Laramie involving or relating to the Excluded Assets, (iii) any breach by Laramie of any of Laramie’s representations or warranties contained in Article 7 subject to the Survival Period set forth in Section 17.13, (iv) any breach by Laramie of its covenants and agreements contained in this Agreement other than this Section 16.2(a), or (v) except as set forth in Sections 16.2(a)(i) through (iv) above, any of the Excluded Liabilities.

(b) Delta’s Indemnification of the Company. Delta assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless the Company Indemnified Parties, from and against all Losses which arise directly or indirectly from or in connection with (i) all Obligations for third party claims for Property Expenses (including Royalty Liabilities) accruing or relating to the ownership or operation of the Delta Assets prior to the Effective Time, subject to the Survival Period set forth in Section 17.13, (ii) any act or omission by Delta involving or relating to the Excluded Assets, (iii) any breach by Delta of any of Delta’s representations or warranties contained in Article 9 subject to the Survival Period set forth in Section 17.13, (iv) any breach by Delta of its covenants and agreements contained in this Agreement other than this Section 16.2(b), or (v) except as set forth in Sections 16.2(b)(i) through (iv) above, any of the Excluded Liabilities.

(c) The Company’s Indemnification of Laramie/Delta. The Company assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Laramie or Delta, as applicable, and their officers, directors, employees and agents (the “Laramie/Delta Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any breach by the Company of any of the Company’s representations or warranties contained in Article 8 that survive Closing, or (iii) any breach by the Company of its covenants and agreements contained in this Agreement.

(d) Limitations on Indemnity.

(1) Notwithstanding anything to the contrary set forth herein, except for any breach of the representations and warranties of Laramie set forth in Section 7.8 (Taxes) and the matters described in Sections 16.2(a)(ii) or Section 16.2(a)(v), for which Laramie’s liability for indemnification hereunder shall be without limit, Laramie shall have no liability for indemnification hereunder until (i) the individual amount of any Loss exceeds $50,000 and (ii) the total of all Losses with respect to such matters exceeds $2,500,000 and then only for the amount by which such Losses exceeds $2,500,000. Except for any breach of the representations and warranties set forth in Section 7.8 (Taxes) and the matters described in Sections 16.2(a)(ii) or Section 16.2(a)(v), for which Laramie’s liability for indemnification hereunder shall be without limit, Laramie shall not have any liability for indemnification with respect to Losses suffered by the Company in excess of $5,000,000.

(2) Notwithstanding anything to the contrary set forth herein, except for any breach of the representations and warranties of Delta set forth in Section 9.8 (Taxes) and the matters described in Sections 16.2(b)(ii) or Section 16.2(b)(v), for which Delta’s liability for indemnification hereunder shall be without limit, Delta shall have no liability for indemnification hereunder until (i) the individual amount of any Loss exceeds $50,000 and (ii) the total of all Losses with respect to such matters exceeds $2,500,000 and then only for the amount by which such Losses exceeds $2,500,000. Except for any breach of the representations and warranties set forth in Section 9.8 (Taxes) and the matters described in Sections 16.2(b)(ii) or Section 16.2(b)(v), for which Delta’s liability for indemnification hereunder shall be without limit, Delta shall not have any liability for indemnification with respect to Losses suffered by the Company in excess of $5,000,000.

(3) From and after the Closing, indemnification under Section 16.2 shall be the sole and exclusive remedy available to any Party hereto against any other Party hereto for any claims arising out of or based upon the matters set forth in this Agreement and the transactions contemplated hereby, and no Party shall seek relief against any other Party to this Agreement other than through indemnification provided in Section 16.2, subject to the limitations provided for in Section 16.2(d)(1) or (2), as applicable.

16.3 Procedure. The indemnifications contained in Section 16.2 shall be implemented as follows:

(a) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with reasonably available supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within twenty (20) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Section 16.3(c), whichever last occurs.

(b) Information. Within twenty (20) days after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 16 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure is prejudicial to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party, which must be made within twenty (20) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by subsection (iii), and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in subsection (ii). Before such election is made or in the absence of such an election, the Indemnified Party shall defend any claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense. Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Section 16.3(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Claim or either Party’s position with respect to such Claim.

(c) Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration pursuant to the provisions of Section 16.16 except as otherwise provided in this Section 16.3. Any payment due pursuant to the arbitration shall be made within ten (10) days of the arbitrators’ decision.

16.4 No Insurance; Subrogation. The indemnification provided in this Article 16 shall not be construed as a form of insurance. The Company and Laramie or Delta, as applicable, hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, the Company and Laramie or Delta, as applicable, shall obtain a waiver of such subrogation from their respective insurers.

16.5 Reductions in Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, including by maintaining insurance coverage with respect to the Assets and making claims relating to the Assets thereunder. The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 16 shall be reduced by (a) the amount of insurance proceeds realized by the Indemnified Person or its affiliates with respect to such Losses, and (b) any Tax reductions or other benefits actually or likely to be received by the Indemnified Party in connection with the Losses, after giving effect to any related Tax detriment.

16.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse the Company or Laramie or Delta, as applicable, may have against any third party for any obligations or liabilities that may be incurred with respect to the Assets.

16.7 Disclaimers.

(a) EXCEPT FOR LARAMIE’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 7 ABOVE, AND LARAMIE’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT (AND SPECIAL WARRANTY OF TITLE IN THE SPECIAL WARRANTY DEED) EXECUTED AND DELIVERED TO THE COMPANY AT CLOSING, THE LARAMIE ASSETS ARE BEING CONVEYED BY LARAMIE TO THE COMPANY WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND THE COMPANY ACCEPTS THE LARAMIE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO THE COMPANY BY LARAMIE HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR THE COMPANY’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY LARAMIE. LARAMIE SHALL HAVE NO LIABILITY TO THE COMPANY FOR ANY CLAIMS, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF THE COMPANY’S PURCHASE THEREOF. THE COMPANY EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(b) LARAMIE HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE LARAMIE ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE LARAMIE ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES THE COMPANY AND LARAMIE ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE LARAMIE ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH THE COMPANY HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF THE COMPANY. THE COMPANY ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(c) EXCEPT FOR DELTA’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 9 ABOVE, AND DELTA’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT (AND SPECIAL WARRANTY OF TITLE IN THE SPECIAL WARRANTY DEED) EXECUTED AND DELIVERED TO THE COMPANY AT CLOSING, THE DELTA ASSETS ARE BEING CONVEYED BY DELTA TO THE COMPANY WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND THE COMPANY ACCEPTS THE DELTA ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO THE COMPANY BY DELTA HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR THE COMPANY’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY DELTA. DELTA SHALL HAVE NO LIABILITY TO THE COMPANY FOR ANY CLAIMS, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF THE COMPANY’S PURCHASE THEREOF. THE COMPANY EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(d) DELTA HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE DELTA ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE DELTA ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES THE COMPANY AND DELTA ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE DELTA ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH THE COMPANY HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF THE COMPANY. THE COMPANY ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

16.8 Covenant Not to Sue.

(a) On and after the Closing Date, the Company, Laramie and Delta each covenants and agrees not to sue or otherwise bring any action against another Party and each of the current and former directors, officers, employees, agents, managers, advisors, attorneys and representatives (solely in their capacity as such and in no other capacity) of another Party with respect to any and all claims based in whole or in part upon any act, omission, or transaction, taking place at any time on or before the Closing Date in connection with this Agreement or the transactions contemplated hereby, with the exception of (A) acts, omissions, transactions, events or occurrences resulting from or involving any fraud of any such persons or (B) to enforce any obligations pursuant to this Agreement that survive the Closing Date.

(b) Notwithstanding any other term in this Agreement to the contrary, the waivers, covenants and agreements contained in this Section 16.8 shall survive the Closing and shall bind and inure to the benefit of, as the case may be, each of each of Laramie and the Company and their successors and assigns and Delta, its affiliates and their estates, creditors, successors and assigns, including any trustee in any case under chapter 7 of the Bankruptcy Code.

ARTICLE 17

MISCELLANEOUS

17.1 Schedules. The Schedules and Exhibits to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

17.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Company or Laramie or Delta, as applicable, in negotiating this Agreement or the Other Agreements, or in consummating the transactions contemplated hereby and thereby, shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

17.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice, whether personally delivered, sent by facsimile transmission, mail or overnight courier, when received. All notices shall be addressed as follows:

If to Delta:

Delta Petroleum Corporation

370 17th Street, Suite 4200

Denver, Colorado 80202

Attn: Carl E. Lakey

Telephone: (303) 293-9133

Facsimile: (303) 298-8251

Email: clakey@deltapetro.com

If to Laramie:

Laramie Energy II, LLC

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Attn: Bruce Payne

Telephone: 303-339-4403

Facsimile: 303-339-4399

Email: BPayne@laramie-energy.com

If to the Company:

Piceance Energy, LLC

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Attn: Bruce Payne

Telephone: 303-339-4403

Facsimile: 303-339-4399

Email: BPayne@laramie-energy.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

17.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

17.5 Assignment. Neither Laramie, Delta nor the Company shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Parties, which consent shall not be unreasonably withheld.

17.6 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

17.7 Counterparts/Electronic and Fax Signatures. This Agreement may be executed by Laramie, Delta and the Company in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Electronic, including .pdf, and fax signatures shall be considered binding.

17.8 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company or Governmental Entity. Use of the word “include” or “including”, or any variation thereof, shall mean “including, without limitation”.

17.9 Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado, without reference to choice of law provisions thereof, except to the extent that the laws are superseded by the Bankruptcy Code, and the obligations, rights and remedies of the Parties shall be determined in accordance with such laws.

17.10 Entire Agreement. This Agreement, the Other Agreements and the Confidentiality Agreement constitute the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof and thereof, and supersede all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

17.11 Knowledge; Material Adverse Effect.

(a) “Knowledge,” with respect to Delta, means the actual knowledge of Delta’s representatives listed on Schedule 17.11(a) hereto, and with respect to Laramie and the Company, means the actual knowledge of Laramie’s representatives listed on Schedule 17.11(b) hereto.

(b) “Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Laramie Assets or the Delta Assets, as applicable, taken as a whole; provided that a Material Adverse Effect shall include any claim made by a Governmental Entity between the Defect Notice Date and the Closing Date that could have constituted an Environmental Defect if it had occurred before the Defect Notice Date, and which involves Remediation costing more than $10,000,000; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from (a) general changes in oil and gas prices, (b) general changes in industry, economic or political conditions or markets, (c) changes in conditions or developments generally applicable to the oil and gas industry in the State of Colorado, (d) acts of God, including hurricanes and storms, (e) acts or failures to act of Governmental Entities, (f) civil unrest or similar disorder, terrorist acts or changes in laws, (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, without cost to the Company, (h) changes in generally accepted accounting principles and (i) changes resulting from the announcement of this Agreement, the Other Agreements, the Transaction and the transactions contemplated by the Other Agreements; provided, however, that, in each case, the changes and effects described in clauses (a), (b) and (c) of this definition do not disproportionately affect the Laramie Assets or the Delta Assets, as applicable, taken as a whole.

17.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, including any chapter 7 of the Bankruptcy Code or other trustee, responsible person or similar representative for Delta appointed in connection with the Chapter 11 Cases.

17.13 Survival of Warranties, Representations and Covenants. The representations and warranties contained in Sections 4.1(a) and 5.2 shall terminate on the Defect Notice Date; the representations and warranties contained in Sections 7.1 through 7.5(a), with respect to Laramie, Sections 9.1 through 9.5(a), with respect to Delta, and Sections 8.1 through 8.5 with respect to the Company shall survive for a period of sixty (60) days following Closing. All other representations and warranties contained in the Agreement shall terminate on the Closing Date. The indemnification obligations of Laramie pursuant to Section 16.2(a)(i),(iii) and (iv) and Delta pursuant to Section 16.2(b)(i), (iii) and (iv) shall survive for 60 days after the Closing Date as to Property Expense obligations (other than Royalty Liabilities) and shall survive for two years after the Closing Date as to Royalty Liabilities. Each applicable survival period is referred to herein as a “Survival Period.” Except as otherwise provided herein, the covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

17.14 Consents of Third Parties. This Agreement shall not constitute an agreement to assign any asset or claim without the consent of third parties that would breach an existing agreement with a third party.

17.15 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

17.16 Publicity. No Party nor any of their respective affiliates or representatives shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Other Agreements or the Transaction without the prior approval of the other party, except as may be required by applicable law, and each Party shall use its reasonable efforts to provide copies of such release or other announcement to the other Party hereto, and give due consideration to such comments as each such other Party may have, prior to such release or other announcement.

17.17 Jurisdiction, Arbitration.

(a) For so long as Delta is subject to the jurisdiction of the Bankruptcy Court, the Parties irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, the Other Agreements or the transactions contemplated hereby or thereby, and consent to the exclusive jurisdiction of, the Bankruptcy Court.

(b) After Delta is no longer subject to the jurisdiction of the Bankruptcy Court or if the Bankruptcy Court is unwilling or unable to hear any matter arising under or in connection with this Agreement, any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the Other Agreements, any provision thereof, the alleged breach of any such provision or in any way relating to the subject matter of this Agreement, the Other Agreements, or the relationship between the parties created by this Agreement or the Other Agreements, involving the Parties and/or their respective representatives (all of which are referred to herein as “Disputes”), even though some or all of such Disputes allegedly are extra contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state, federal or foreign law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration in accordance with this Section 17.17.

(c) The validity, construction, and interpretation of this Section 17.17, and all procedural aspects of the arbitration conducted pursuant to this Section 17.17, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into any this Agreement, the Other Agreements , or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, as modified by the Agreement. In deciding the substance of the parties’ Disputes, the arbitrators shall refer to the substantive laws of the State of Colorado for guidance (excluding Colorado choice of law principles that might call for the application of some other state’s law). Notwithstanding any other provision in this Section 17.17 to the contrary, and except in connection with any damages incurred by third parties for which indemnification is sought under the terms of this Agreement, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Colorado law, the law of any other state, or federal or foreign law, or under the Commercial Arbitration Rules of the AAA, the Parties hereby waiving their right, if any, to recover consequential, incidental, special, treble, exemplary or punitive damages in connection with any such Disputes.

(d) The arbitration proceeding shall be conducted in Denver, Colorado, before a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules of the AAA consisting of persons from any of the following categories: (i) attorneys having practiced in the area of oil and gas law for at least ten years, (ii) engineers with at least ten years of experience in the oil and gas industry or (iii) certified public accountants with at least ten years of experience in the oil and gas industry dealing with joint interest billings; provided, however, that (A) if the dispute relates solely to an issue that predominantly relates to accounting matters, all three arbitrators chosen shall be accountants, and (B) if the dispute relates solely to title issues, all three arbitrators chosen shall be attorneys experienced in title examination. The arbitrators shall conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and a final decision completely disposing of all Disputes that are the subject of the arbitration proceedings shall be rendered by the arbitrators within twenty (20) days after the hearing, to the extent reasonably practicable. The arbitrators’ ultimate decision after the final hearing shall be in writing. In case the arbitrators award monetary damages to either party, the arbitrators shall certify in their award that, except in connection with any damages incurred by third parties for which indemnification is sought under the terms of this Agreement, they have not included any consequential, incidental, special, treble, exemplary or punitive damages.

(e) The arbitrators shall designate a prevailing party in their final award. Pursuant to this determination, the arbitrators shall award to the prevailing party its attorneys’ fees, costs and expenses of the arbitration (including the arbitrators’ fees and expenses) in full.

(f) To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ award shall be maintained in confidence by the parties.

(g) The award of the arbitrators shall be binding upon the parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

LARAMIE

LARAMIE ENERGY II, LLC

By:	/s/ Robert S. Boswell
Robert S. Boswell
Chairman & Chief Executive Officer

DELTA

DELTA PETROLEUM CORPORATION

By:	/s/ Carl E. Lakey
Carl E. Lakey
Chief Executive Officer

THE COMPANY

PICEANCE ENERGY, LLC

By:	/s/ Bruce L. Payne
Bruce L. Payne
President & Chief Financial Officer

Signature Page of Contribution Agreement